Exhibit 10.21

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

Amended and Restated as of January 1, 1997

THREE RIVERS BANK AND TRUST COMPANY PENSION TRUST

STATEMENT OF PURPOSE

Three Rivers Bank and Trust Company established on December 9, 1974, the Three Rivers Bank and Trust Company Pension Trust, to which it made contributions for the purpose of providing benefits for its eligible employees and their beneficiaries, in the manner and to the extent set forth in such plan, which plan was fully restated in 1986, and then restated January 1, 1989 for the Tax Reform Act of 1986, as amended, and subsequent legislation, and further amended through July 1, 1993.

The Three Rivers Bank and Trust Company Pension Trust, hereinafter set forth, and its related trust agreement constitutes an amendment and restatement in its entirety to said Plan which is continued and generally effective as of January 1, 1997, except as provided herein, with respect to employees and participants who have not yet retired, terminated employment or died as of such date. The rights of anyone covered under the Plan before January 1, 1997, who retired, terminated employment or died before that date, shall be determined in accordance with the terms and provisions of the Plan in effect on the date of such retirement, termination of employment or death, except as otherwise specifically provided herein.

Unless otherwise provided herein, those provisions added or amended in the Plan document are intended to comply with the provisions required by the Retirement Protection Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000.

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

7

THREE RIVERS BANK AND TRUST COMPANY

PENSION TRUST

ARTICLE I

DEFINITIONS

1.01 (a) “Accrued Benefit” shall be the retirement benefit a Participant would receive at his Normal Retirement Date as provided in Section 5.01 of the Plan based upon the Participant’s Average Monthly Compensation as of the date of determination and his projected Credited Service computed as though he had continued in employment to his Normal Retirement Date, multiplied by a fraction, not greater than one (1), the numerator of which is the Participant’s total number of Years and Months of Credited Service as of the date of determination and the denominator of which is the aggregate number of Years and Months of Credited Service the Participant will have accumulated if he continued his employment until his Normal Retirement Age.

(b) The Accrued Benefit of any Participant who is a Most Highly Compensated Employee with at least one (1) Hour of Service in a Plan Year beginning after December 31, 1988 shall be equal to the greater of (i) the Participant’s Accrued Benefit, determined under the Plan as of the close of the last Plan Year beginning prior to January 1, 1989, as if the Participant terminated employment with the Employer, or (ii) the Participant’s Accrued Benefit calculated above based on the Normal Retirement Benefit as provided in Section 5.01. For purposes of this section, “Most Highly Compensated Employee” means any Employee who was at any time a 5-percent owner, or received Compensation in excess of $80,000 as adjusted under Code Section 414(q).

(c) The Accrued Benefit of any Participant not described in (b) above with at least one (1) Hour of Service in a Plan Year beginning after December 31, 1988 shall be equal to the greater of (i) the Participant’s Accrued Benefit, determined under the Plan provisions in effect as of the close of the last Plan Year beginning prior to January 1, 1989, calculated as if the Participant terminated employment with the Employer on the date this

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document is signed or (ii) the Participant’s Accrued Benefit calculated above based on the Normal Retirement Benefit as provided in Section 5.01.

(d) Notwithstanding the above, a Participant’s Accrued Benefit derived from Employer contributions shall not be less than the minimum Accrued Benefit, if any, provided pursuant to Article XVI.

(e) In no event shall a Participant’s Accrued Benefit be less than the Accrued Benefit as of any preceding day except as provided under Internal Revenue Service Notice 88-131.

(f) Notwithstanding the above and except as provided under Internal Revenue Service Notice 88-131, the Actuarial Equivalent of the Accrued Benefit payable in any form or at any time shall not be less than the benefit, in such form and at such time, which would have been payable in accordance with the terms and rates specified in the Plan before the adoption of any amendment affecting Accrued Benefits based on the Participant’s Accrued Benefit at such date of adoption.

1.02 “Actuarial Equivalent” means an equivalency in value, at a given point in time, between different forms of benefits, payable commencing at a date other than Normal Retirement Date. Unless the Plan is amended to change the actuarial assumptions on which calculation of equivalence is based, optional forms of benefits for all Participants shall be determined on the basis of the following conversion factors:

(a) For determinations made during the period January 1, 1989 through June 30, 1993:

Lump Sum Option*	(A)	If Vested Accrued Benefit is less than $25,000, GAM ‘71 (Male) at an interest rate that is the lesser of 1) six and one-half percent (6.5%) or 2) the PBGC rates on the date of distribution.

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(B)

If Vested Accrued Benefit is greater than $25,000, GAM ‘71 (Male) at an interest rate that is the lesser of 1) six and one-hour or 2) one hundred twenty percent (120%) of the PBGC rate on date of distribution. In no event, however. shall the vested accrued benefit determined under this Section B be less than $25,000.

Joint and Survivor Option		GAM ‘71 @ six and one-half percent (6.5%) interest.

Ten Year Certain Option		GAM ‘71 @ six and one-half percent (6.5%) interest.

Early Retirement Option

One-thirteenth (1/13) for each of the first three years and one twenty-sixth (1/26) for each of the next five (5) years and actuarially reduced thereafter @ GAM ‘71 Male table. @ six and one-half percent (6.5%) interest.

Recalculation of Benefits		GAM ‘71 @ six and one-half percent (6.5%) interest.

Maximum Permissible Benefits (under Plan Section 5.04)		GAM ‘71 @ the greater of five percent (5%) or the interest rate used above.

Top Heavy		GAM ‘71 @ six and one-half percent (6.5%) interest.

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*If the interest rate under Code Section 417 would produce a greater benefit than the interest rates above, in, the calculation of a lump sum option, then the Section 417 rate shall apply in determining actuarial equivalence, in accordance with Treasury Regulation 1.417(e)-1(d).

(b) Effective July 1, 1993, the Actuarial Equivalent of a Participant’s Accrued Benefit on or after that date shall be determined as the greater of (1) the Actuarial Equivalent of the Accrued Benefit as of June 30, 1993 computed on the basis of the assumptions in (a) above; or (2) the Actuarial Equivalent of the total Accrued Benefit computed on the basis of the following conversion factors:

Lump Sum Option	(A)

If Vested Accrued Benefit is less than $25,000, Unisex Pension (UP) 1984 Mortality Table set back two (2) years at the interest rate as promulgated by the Pension Benefit Guaranty Corporation (PBGC) as of the first day of the Plan Year in which such distribution occurs.

(B)

If Vested Accrued Benefit is greater than $25,000. Unisex Pension (UP) 1984 Mortality Table set back two (2) years at one hundred twenty percent (120%) of the PBGC rate as in effect on the first day of the Plan Year in which such distribution occurs. In no event, however, shall the vested accrued benefit determined under this Section B be less than $25,000.

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Joint and Survivor Option and all other options
	Mortality –	1971 Group Annuity Mortality (GAM) Table, for males, set back three (3) years.

	Interest–	Six and one-half percent (6.5%).

Early Retirement Factor

Five-ninths of one percent (5/9%) per month for each of the first five (5) years and five-eighteenths of one percent (5/18%) per month for each of the next five (5) years by which the commencement date of the pension precedes the Normal Retirement Date.

Maximum Permissible Benefits (under Plan Section 5.04)	Mortality –	1971 Group Annuity Mortality (GAM) Table for males, set back three (3) years.

	Interest –	Five percent (5%).

Top Heavy

The Mortality and Interest rates as used in the most recent actuarial valuation completed to comply with Section 412 of the Internal Revenue Code of 1986, as amended, within the twelve (12) month period ending on the applicable “determination date” as defined in Section 16.07 of Article XVI.

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(c) Notwithstanding any contrary Plan provision, the Actuarial Equivalent of a Participant’s Accured Benefit with respect to determining the value of a Lump Sum Option form of payment on or after January 1, 2000, shall be calculated utilizing the following assumptions:

(i)	Interest Rate: The annual rate of interest on 30-Year Treasury securities for the fourth month (August published in September) preceding the first day of the Plan Year in which the distribution occurs.

(ii)	Mortality Rate: 1983 Group Annuity Mortality Table as described in Revenue Procedure 95-6 or such other mortality table which may be prescribed by the Internal Revenue service in any pronouncement which supercedes Revenue Ruling 95-6.

Notwithstanding the foregoing, in no event shall the lump sum Actuarial Equivalent of the Participant’s Accrued Benefit be less than that calculated as of December 31, 1989 utilizing the lump sum option assumptions described in Section 1.02(b)(2) above.

1.03 “Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

1.04 “Annuity Starting Date” means the first day of the first period for which an amount is payable as an annuity or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

1.05 “Average Monthly Compensation” means 1/12th of the annual Compensation of a Participant averaged over the five (5) consecutive calendar years, which produce the highest

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monthly average within the last ten (10) completed years of Service. If a Participant has less than five (5) consecutive calendar years of Service from his date of employment to his date of termination, his Average Monthly Compensation will be based on his Compensation during his highest sixty (60) Months of Service from his date of employment to his date of termination or during the actual period of his service if less.

1.06 “Beneficiary” means the person designated to receive benefits which are payable under the Plan upon or after the death of a Participant.

1.07 “Board” means the Board of Directors of Three Rivers Bank and Trust Company as from time to time constituted.

1.08 (a) “Break in Service” means the applicable Computation Period during which an Employee has not completed more than five hundred (500) Hours of Service with the Employer. Further, solely for the purpose of determining whether a Participant has incurred a 1-Year Break in July, 1993 Service, Hours of Service shall be recognized for “authorized leaves of absence” and “maternity and paternity leaves of absence.” Years of Service and 1-Year Breaks in Service shall be measured on the same Computation Period.

(b) “Authorized leave of absence” means an unpaid, temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, or any other reason.

1.09 “Code” means Internal Revenue Code of 1986, as amended.

1.10 “Committee” means the Administrative Committee appointed to administer the Plan in accordance with Article XI hereof.

1.11 (a) “Compensation” with respect to any Participant means such Participant’s regular salary, wages, paid by the by the Employer for a calendar year, and shall exclude overtime, commissions and any other forms of extra cash compensation. Amounts contributed by the Employer under the Plan and non-taxable fringe benefits shall not be considered as Compensation.

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(b) For years beginning after December 31, 1988 but before December 31, 1993, the annual Compensation of each Participant taken into account under the Plan for any year shall not exceed $200,000. This limitation shall be adjusted by the Secretary at the same time and in the same manner as under Section 415(d) of the Code, except that the dollar increase in effect on January 1, of any calendar year is effective for Plan Years beginning in such calendar year and the first adjustment to the $200,000 limitation is effected on January 1, 1990. If a plan determines Compensation on a period of time that contains fewer than twelve (12) calendar months, then the annual Compensation limit is an amount equal to the annual Compensation limit for the calendar year in which the Compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by twelve (12). If Compensation for any prior Plan Year is taken into account in determining a Participant’s contributions or benefits for the current year, the Compensation for such prior year is subject to the applicable annual Compensation limit in effect for that prior year. For this purpose, for years beginning before January 1, 1990, the applicable annual Compensation limit is $200,000. In determining the Compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term “family” shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age nineteen (19) before the close of the year. If, as a result of the application of such rules the adjusted $200,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual’s Compensation as determined under this section prior to the application of this limitation. Commencing with the Plan Year beginning in 1994, compensation taken into account for any purpose under this Plan shall not exceed $150,000 (as adjusted from time to time by the Secretary of Treasury in accordance with Code Section 401(a)(17)(B).

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1.12 “Computation Period” means, for eligibility purposes, the period described in Section 2.05, for vesting purposes, the period described in Section 3.02, and for benefit accrual, the period described in Section 3.03.

Notwithstanding any contrary Plan provision, effective January 1, 1997, the compensation limit shall be applied without regard to the family aggregation provisions of Section 414(q)(6) of the Code in determining benefit accruals for Plan Years beginning on and after January 1, 1997, and, to the extent permissible under the Internal Revenue Service rules or regulations, for any earlier Plan Year.

1.13 “Contingent Annuitant” means a person designated under an option of Article VI or Article VII hereof to receive a retirement allowance during his or her lifetime after the death of an Employee.

1.14 “Contributions” means the payments to the Fund by the Employer which are provided for herein.

1.15 “Covered Compensation” for a Participant means the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) social security retirement age. No increase in Covered Compensation shall decrease a Participant’s Accrued Benefit under the Plan. In determining a Participant’s Covered Compensation for a Plan Year, the taxable wage base for all calendar years beginning after the first day of the Plan Year is assumed to be the same as the taxable wage base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year before the 35-year period ending with the last day of the calendar year in which the Participant attains social security retirement age is the taxable wage base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year after such 35-year period is the Participant’s Covered Compensation for the Plan Year during which the 35-year period ends. For purposes of determining benefits under the Plan, Covered Compensation will be determined using the

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Covered Compensation table as in effect for the Plan Year in which such determination is being made.

1.16 “Credited Service” means the period of employment of the Participant used to accumulate benefits under the Plan as set forth in Article III hereof. Credited Service will be determined on the basis of actual hours for which a Participant is paid or entitled to payment. Where records of actual hours worked are not available, Credited Service will be determined on the basis of weeks worked. In such case, a Participant will be credited with forty-five (45) Hours of Service if such Participant would be credited with at least one (1) Hour of Service during the week.

1.17 “Delayed Retirement Date” means the date set forth in Article IV.

1.18 “Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing employment with the Employer. The disability of a Participant shall be determined by a licensed physician chosen by the Committee. The determination shall be applied uniformly to all Participants.

1.19 “Disability Retirement Date” means the date set forth in Article IV.

1.20 “Early Retirement Date” means the date set forth in Article IV.

1.21 “Effective Date” means January 1, 1997, except as otherwise provided herein. The effective date of the initial Plan was December 9, 1970.

1.22 “Eligible Employee” means an Employee described in Section 2.01.

1.23 “Employee” means any person employed by the Employer who receives regular stated Compensation other than a pension, severance pay, retainer or fee under contract, but excluding any person who is treated as being other than a common law employee on the payroll records of the Employer, and any person whose employment with the Employer is subject to the terms of a collective bargaining agreement, unless the collective bargaining agreement provides otherwise.

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Notwithstanding any contrary Plan provision, any person who is classified as an independent contractor or consultant by the Employer shall, during the period such person is so classified by the Employer, be excluded from the definition of Employee regardless of such person’s reclassification for such period by the Internal Revenue Service or other controlling authority/court. The term “Employee” shall also include any leased employee deemed to be an Employee of the Employer, as provided in Code Sections 414(n) or (o), unless:

(a) such individual is covered by a money purchase pension plan providing (A) a nonintegrated Employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Leased Employee’s gross income under Section 125, 402(a)(8), 402(h) or 403(b) of the Code; (B) immediate participation; and (C) full and immediate vesting and

(b) leased employees do not constitute more than twenty percent (20%) of the Employer’s Nonhighly Compensated Employee workforce.

1.24 “Employer” means Three Rivers Bank and Trust Company and any successor which shall maintain this Plan and any other business entity which duly adopts the Plan with the approval of the Board of Directors.

1.25 “Entry Date” means the date defined in Section 2.01 of the Plan.

1.26 “Fiduciary” means any Trustee, Plan Administrator and any other person who:

(a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets;

(b) has any discretionary authority or discretionary responsibility in the administration of the Plan; or

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(c) is described as a “fiduciary” in Section 3(14) or (21) of ERISA or is designated to carry out fiduciary responsibilities pursuant to this Agreement to the extent permitted by Section 405(c)(1)(B) of ERISA.

1.27 “Fund” means the funds and other assets held and administered by the Trustee in accordance with the terms of the Trust Agreement.

1.28 “Highly Compensated Employee” means for Plan Years commencing on and after January 1, 1997:

(a) With respect to any Plan Year for which an election is not made under paragraph (b) below, any employee of the Employer, or an Affiliated Employer (whether or not eligible for participation in the Plan) who satisfies the criteria of subparagraph (i) or (ii):

(i)	During the look-back year the employee received Statutory Compensation in excess of $80,000 multiplied by the Adjustment Factor;

(ii)	During the determination year or the look-back year the employee was at any time a 5% owner of the Employer or Affiliated Employer.

(iii)	A Highly Compensated Employee shall include a former employee who separated from service prior to the determination year and who was a 5% owner for either (A) the year he separated from service or (B) any determination year ending on or after the employee’s 55th birthday.

(iv)	Notwithstanding the foregoing, employees who are nonresident aliens with respect to their status relative to the United States and who receive no earned income from the Employer or an Affiliated Employer which constitutes income from sources within the United States shall 21-25 be disregarded for all purposes of this Section 1.28.

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(v)	For purposes of this Section 1.28, the following employees shall be excluded if they: have not completed six months of service, normally work less than 17½ hours per week, normally work not more than six months during any year, have not attained age 21, and except to the extent provided in the Treasury regulations, are included in a unit of employees covered by a collective bargaining agreement between the employee representatives and the Employer. The provisions of this paragraph shall be further subject to such additional requirements as shall be described in Section 414(q) of the Code and its applicable regulations, which shall override any aspects of this paragraph inconsistent therewith.

(b) In lieu of determining Highly Compensated Employees in accordance with the provisions of paragraph (a)(i) above, the Retirement Board may, for any Plan Year, elect to determine Highly Compensated Employees based on the following definition: any employee who during the look-back year received Statutory Compensation in excess of $80,000 and was a member of the top-paid group of employees within the meaning of Section 414(q)(3) of the Code.

(c) The following definitions apply to the terms used in this Section 1.28:

(i)	“Adjustment Factor” means the cost-of-living adjustment factor prescribed by the Secretary of the Treasury under Code Section 415(d) for calendar years beginning on or after January 1, 1988, and applied to such items and in such manner as the Secretary shall provide.

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(ii)	“Affiliated Employer” means any company which is a member of a controlled group of corporations (as defined in Code Section 414(b) which also includes as a member the Employer; any trade or business under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

(iii)	“Statutory Compensation” shall mean the wages, salaries, and other amounts paid in respect of an employee for services actually rendered to the Employer, including by way of example, overtime, cost-of-living amounts, bonuses, commissions, any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and its applicable regulations), and amounts contributed on a Participant’s behalf on a salary reduction basis pursuant to Sections 125 or 132(f) of the Code, but excluding deferred compensation, stock options and other distributions which receive special tax benefits under the Code.

(d) Effective January 1, 1997, the determination as to whether an Employee is a Highly Compensated Employee shall be determined without regard to the family aggregation rules of Section 414(q)(6) of the Code in effect prior to enactment of the Small Business Job Protection Act of 1996.

(e) Notwithstanding the foregoing, for each Plan Year the Employer may elect to determine the status of Highly Compensated Employees under the simplified snapshot

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method described in IRS Revenue Procedure 93-24 or, to the extent permitted by the IRS regulations, on a calendar year basis.

(f) Notwithstanding any contrary Plan provisions, the determination of a Highly Compensated Employee for Plan Years beginning before January 1, 1997, shall be determined under Code Section 414(q) then in effect, which is hereby incorporated by reference herein.

1.29 (a) “Hour of Service” means:

(i)	Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours will be credited to the Employee for the Computation Period in which the duties are performed; and

(ii)	Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than five hundred one (SOl) Hours of Service will be credited under this paragraph for any single continuous period (whether or not such period occurs in a single Computation Period). Hours under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by this reference; and

(iii)	Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service will not be credited both under paragraph

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(a) or paragraph (b), as the case may be, and under this paragraph (c). These hours will be credited to the Employee for the Computation Period or Periods to which the award or agreement pertains rather than the Computation Period in which the award, agreement or payment is made.

(b) Solely for purposes of determining whether a Break in Service, for eligibility and vesting purposes has occurred in a Computation Period, an individual who is absent from work for an authorized leave of absence or for a maternity or paternity leave of absence shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity leave of absence means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the Computation Period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following Computation Period.

(c) Uniformed Services Employment and Reemployment Rights: Notwithstanding any Plan provision to the contrary, effective December 12, 1994, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

1.30 “Investment Manager” means an entity that (a) has the power to manage, acquire, or dispose of Plan assets and (b) acknowledges fiduciary responsibility to the Plan in

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writing. Such entity must be a person, firm, or corporation registered as an investment adviser under the Investment Advisers Act of 1940, a bank, or an insurance company.

1.31 “Insurer” means any legal reserve life insurance company as elected by the Committee which shall issue one or more insurance contracts under the Plan.

1.32 “Key Employee” means any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was an officer of the employer if such individual’s annual Compensation exceeds fifty percent (50%) of the dollar limitation under Section 415(b)(1)(A) of the Code, an owner (or considered an owner under Section 318 of the Code) of one of the ten largest interests in the Employer if such individual’s Compensation exceeds one hundred percent (100%) of the dollar limitation under Section 415(c)(1)(A) of the Code, a 5-percent owner of the Employer, or a 1-percent owner of the Employer who has an annual Compensation of more than $150,000. Annual Compensation means Compensation as defined in Section 415(c)(3) of the Code, but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Employee’s gross income under Section 125, Section 402(a)(8), Section 402(h) or Section 403(b) of the Code. The determination period is the Plan Year containing the determination date and the four (4) preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

1.33 “Maternity Or Paternity Leave Of Absence” means, for Plan Years beginning after December 31, 1984, an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the Computation Period in which the absence from work begins, only if credit therefore is necessary to prevent the Employee from incurring a 1-Year Break in

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Service, or, in any other case, in the immediately following Computation Period. The Hours of Service credited for a “maternity or paternity leave of absence” shall be those which would normally have been credited but for such absence, or, in any case in which the Committee is unable to determine such hours normally credited, eight (8) Hours of Service per day. The total Hours of Service required to be credited for a “maternity or paternity leave of absence” shall not exceed five hundred one (501).

1.34 “Month of Service” means a calendar month as defined in Section 3.03.

1.35 “Non-Highly Compensated Employee” means all Employees who are not Highly Compensated Employees and shall be construed in accordance with the provisions of Code Section 414(q) and the regulations thereunder.

1.36 “Non-Key Employees” means any Employee or former Employee (and any Beneficiary of an Employee or former Employee) who is not a Key Employee.

1.37 “Normal Form of Retirement Benefit” means a pension payable for life beginning as of the Participant’s retirement date or, if later, the income commencement date, but in the event of the Participant’s death, before receiving one hundred twenty (120) monthly payments, his pension continues to his Beneficiary until the balance of the one hundred twenty (120) monthly payments has been paid.

1.38 “Normal Retirement Age” means the date on which a Participant attains age sixty-five (65), or, if later, the fifth anniversary of the date the Employee became a Participant.

1.39 “Normal Retirement Date” means the first day of the month coinciding with or next following the date he attains Normal Retirement Age. (See Article IV).

1.40 “Participant” means any Eligible Employee who participates in the Plan as provided in Article II and any other Employee or former Employee having a right or contingent right to benefits hereunder. “Active Participant” means an Eligible Employee who participates in the Plan and has not for any reason become ineligible to participate further in the Plan.

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1.41 “Plan” means the Three Rivers Bank and Trust Company Pension Trust established by the Employer as contained herein and wherever necessary or appropriate, includes the Plan as it was previously constituted prior to this amendment.

1.42 “Plan Administrator” means the Employer.

1.43 “Plan Sponsor” means Three Rivers Bank and Trust Company.

1.44 “Plan Year” means each twelve (12) consecutive month period commencing with each January 1 and each anniversary thereafter. However, “Plan Year” prior to January 1, 1989 shall be a period of twelve (12) consecutive months commencing on the Effective Date and ending on December 8, 1988.

1.45 “Qualified Domestic Relations Order” means a domestic relations order as defined in Section 15.19 in accordance with Section 414(p) of the Code.

1.46 “Service” means the period of employment required for eligibility and vesting under the Plan, determined as set forth in Articles II and III hereof. Service will be determined on the basis of actual hours for which an Employee is paid or entitled to payment. Where records of actual hours are not maintained, Service will be determined on the basis of weeks worked. An Employee will be credited with forty-five (45) Hours of Service if such Employee would be credited with at least one (1) Hour of Service during the week.

1.47 “Spouse” means the person to whom the Participant has been legally married as of the Participant’s death or Annuity Starting Date, whichever is earlier. The term “spouse” will also include a surviving spouse of the Participant, provided that a former spouse will be treated as the spouse or surviving spouse and a current spouse will not be treated as the spouse or surviving spouse to the extent provided under a Qualified Domestic Relations Order as described in Section 414(p) of the Code.

1.48 “Trust” means a trust established by the Employer in accordance with Article XIII hereof.

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1.49 “Trust Agreement” means an agreement made between the Employer and the Trustee in Accordance with Article XIII hereof.

1.50 “Trustee” means a trustee or trustees of the Fund selected as provided in Article XIII hereof, including any successor trustee or trustees.

1.51 “Year of Service” means a 12-consecutive month Computation Period during which the Participant completes at least one thousand (1,000) Hours of Service.

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ARTICLE II

ELIGIBILITY

2.01 Conditions Of Eligibility

The provisions of Sections (a), (b) and (c) below are effective for Plan Years beginning prior to January 1, 1991.

(a) Any Employee who was a Participant in the Plan prior to the effective date of this amendment and restatement shall continue to participate in the Plan. Any other Eligible Employee shall participate in the Plan as of the Entry Date next succeeding completion of six (6) Months of Service and the attainment of age twenty and one-half (20½).

(b) For purposes of this Section, an Eligible Employee will be deemed to have completed six (6) Months of Service if he is in the employ of the Employer at any time six (6) months after his Employment Commencement Date. Employment Commencement Date shall be the first day that he is entitled to be credited with an Hour of Service for the performance of duty.

(c) Entry Date means the first day of the Plan Year in which the Eligible Employee satisfies the eligibility requirements of Section 2.01(a) of the Plan.

(d) Effective January 1, 1991, an Eligible Employee shall participate as of the Entry Date next succeeding completion of one (1) Year of Service and the attainment of age twenty one (21).

The provisions of Section 2.01(e) below are effective prior to July 1, 1993.

(e) Effective January 1, 1991 Entry Date means the January 1 st or July 1st next following the date an Eligible Employee satisfies the eligibility requirements of Section 2.01(b) of the Plan.

(f) Effective July 1, 1993, if an Employee completes one thousand (1,000) Hours of Service during his initial eligibility Computation Period, Entry Date means the date the Employee first performs one (1) Hour of Service. However, if the Employee does not complete

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one thousand (1,000) Hours of Service in such time, the Entry Date means the first day of the Plan Year in which the Eligible Employee satisfies the eligibility requirements of Section 2.01 of the Plan.

(g) An employee of Community Savings Association, who was a participant in the Financial Institutions Retirement Fund Plan (FIRF) on June 30, 1993, shall participate in this Plan on July 1, 1993.

2.02 Eligible Employee

“Eligible Employee” means any Employee except the following:

(a) Persons employed as independent contractors.

(b) Employees whose employment is governed by the terms of a collective bargaining agreement between Employee representatives (within the meaning of Code Section 7701(1)(46)) and the Employer under which retirement benefits were the subject of good faith bargaining between the parties, unless such agreement expressly provides for such coverage in this Plan, will not be eligible to participate in this Plan.

Employees of Affiliated Employers shall not be eligible to participate in this Plan unless such Affiliated Employers have specifically adopted this Plan in writing.

2.03 Determination Of Eligibility

The Committee shall determine the eligibility of each Employee for participation in the Plan based upon information furnished by the Employer. Such determination shall be conclusive and binding upon all persons, as long as the same is made pursuant to this Article II.

2.04 Termination Of Eligibility

(a) In the event a Participant shall go from a classification of an Eligible Employee to an ineligible Employee, such Participant shall continue to vest in his Accrued Benefit under the Plan for each Year of Service completed while a noneligible Employee, until such time as his Accrued Benefit shall be forfeited or distributed pursuant to the terms of the Plan.

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(b) In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate but has not incurred a 1-Year Break in Service, such Employee will participate again immediately upon returning to an eligible class of Employees. If such Participant incurs a 1-Year Break in Service, eligibility will be determined under the break in service rules of this Article II.

In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate immediately if such Employee has satisfied the minimum age and service requirements and would have otherwise previously become a Participant.

2.05 Determination Of Service And Break In Service For Eligibility

(a) Years of Service for eligibility shall be determined based on the eligibility Computation Period. The initial eligibility Computation Period shall be the 12-month period beginning on the participant’s date of hire. Thereafter, the eligibility Computation Period shall be the Plan Year, beginning with the Plan Year which includes the first anniversary of the Employee’s date of hire. An Employee who is credited with one thousand (1,000) Hours of Service in both the initial eligibility Computation Period and the Plan Year which includes the first anniversary of the Employee’s date of hire will be credited with two (2) Years of Service for purposes of eligibility to participate. Employment with an Affiliated Employer shall be recognized as employment with the Employer for purposes of determining Service for eligibility under the Plan.

(b) All Years of Service with the Employer and Affiliated Employers shall be recognized for purposes of determining eligibility hereunder except the following:

(i)	In the case of a Participant who does not have any nonforfeitable right to his Accrued Benefit, Years of Service before a period of consecutive 1-year Breaks in Service will not be taken into account in computing eligibility service if the number of

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consecutive 1-year Breaks in Service in such period equals or exceeds the greater of five (5) or the aggregate number of Years of Service. Such aggregate number of Years of Service will not include any Years of Service disregarded under the preceding sentence by reason of prior Breaks in Service.

If a Participant’s Years of Service are disregarded pursuant to the preceding paragraph, such Participant will be treated as a new Employee for eligibility purposes.

The provisions of Subsection (ii) shall not be effective on or after July 1, 1993.

(ii)	In the case of any Participant who has a 1-year Break in Service, years of eligibility service before such break will not be taken into account until the Employee has completed a Year of Service after returning to employment.

Such Year of Service will be measured by the 12-consecutive month period beginning on an Employee’s reemployment commencement date and, if necessary, Plan Years beginning with the Plan Year which includes the first anniversary of the reemployment commencement date. The reemployment commencement date is the first day on which the Employee is credited with an Hour of Service for the performance of duties after the first eligibility Computation Period in which the Employee incurs a 1-year Break in Service. If the Participant completes a Year of Service in accordance with this provision, his participation will be reinstated as of the reemployment commencement date.

(c) A Participant who terminates service and subsequently returns to service as an Eligible Employee shall participate immediately upon reemployment or again becoming an Eligible Employee.

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ARTICLE III

SERVICE. CREDITED SERVICE, AND BREAKS IN SERVICE

3.01 Service For Eligibility

Service for purposes of eligibility to participate is described in Article II of the Plan.

3.02 Determination Of Vesting Service

The Vesting Computation Period shall be the Plan Year. An Employee shall be credited with one (1) Year of Service for vesting for each Vesting Computation Period in which he completes one thousand (1,000) Hours of Service with the Employer or an Affiliated Employer.

Service with an organization which is acquired by the Employer or an organization which is a member of a controlled group of corporations with the Employer (within the meaning of Section 1563(a) of the Internal Revenue Code, determined without regard to Sections 1563(a)(4) and (e)(3)(c) immediately preceding the employment of any Employee shall be recognized for purposes of determining vesting under the Plan.

3.03 Credited Service For Determining The Amount Of Benefits

(a) Credited Service means the Service used to determine the amount of a Participant’s benefit. The Computation Period for Credited Service shall be the Plan Year. An Active Participant shall earn one (1) Year of Credited Service for each Plan Year in which the Participant completes one thousand (1,000) Hours of Service. Effective July 1, 1993, for the Plan Year during which an Employee becomes an Active Participant as provided herein and for the Plan Year during which an Employee is reemployed following a Break in Service Year and immediately resumes his status as an Active Participant as provided by Article II hereof, and the Plan Year during which employment terminates, an Active Participant completing one thousand (1,000) Hours of Service will receive one (1) year of Credited Service.

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(b) If an Active Participant does not complete one thousand (1,000) Hours of Service during these years, Credited Service will be expressed as a fraction of a year, the numerator of which will be the number of Months of Service in such year and the denominator of which will be twelve (12). An Active Participant will be considered as having completed a Month of Service for each month during which he completes at least half of the calendar month.

(c) Employment in accordance with the foregoing provisions of this Article with any bank which is a predecessor of the Employer and which merged into, consolidated with the Employer, or whose employees otherwise become Employees of the Employer consecutively with their employment by the predecessor will count as Credited Service with the Employer, except as provided in Section 3.03(d).

(d) Employees of Community Savings Association, who were participants in the Financial Institutions Retirement Fund (FIRF) on June 30, 1993, and who elected to continue their pension benefit accrued through June 30, 1993 with the FIRF Plan, shall not receive Credited Service under this Plan for any period prior to July 1, 1993.

3.04 Pre-ERISA Service

Notwithstanding the above, Credited Service and Service prior to December 9, 1976 shall with respect to Employees participating in this Plan as of December 8, 1976, be equal to the Service and Credited Service of such Employees in accordance with the terms of this Plan as it existed on December 8, 1976 as reflected on the books and records of the Employer as of such date.

3.05 Vesting Service And Credited Service Following A Break In Service

For an Employee who shall have incurred a one (1) Year Break in Service and subsequently thereto shall become re-employed, both periods of employment shall be aggregated for purposes of determining Service and Credited Service. except that if the Employee shall not have satisfied the requirements for a deferred vested benefit prior to the Break in Service, and if upon reemployment his number of consecutive Break in Service Years

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shall equal or exceed five (5) years, he shall be deemed newly employed for all purposes hereunder and his Credited Service and Service shall not include any period prior to the Break in Service Year.

3.06 Return To Employment After Disability

If a Participant retired on Disability recovers and returns to active employment with the Employer, he shall be entitled to his Credited Service and vesting service accrued as of the time his absence for disability commenced. No Credited Service or Service shall accrue, however, for the period of time that the Employee received benefits for total and permanent disability, or prior to his return to active employment.

3.07 Service In The Armed Forces

Effective December 12,1994, any Employee who left active employment of the Employer to enter the Armed Forces of the United States, and whose reemployment rights are protected by Federal law, shall receive the Service and Credited Service for the period of his Military Service, in accordance with Code Section 414(u).

3.08 Continuation Of Service And Credited Service

Effective July 1, 1993, Employees absent without compensation on account of injury or sickness shall continue in full standing under this Plan and shall continue to accrue Credited Service and Service for a period of up to twelve (12) months. For purposes of the one thousand (1,000) hour requirement of Sections 3.02 and 3.03, the absent Employee shall be deemed to have worked a reasonable and customary number of hours each week, such number of hours to be determined by the Committee in a uniform and non-discriminatory manner. In no event, however, shall any Employee receive Credited Service or Service under the Plan for any period during which the Employee also receives Disability benefits under the Plan.

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ARTICLE IV

RETIREMENT CONDITIONS

4.01 Normal Retirement

The Normal Retirement Date of a Participant shall be the first day of the month coinciding with or next following the date he attains Normal Retirement Age.

4.02 Delayed Retirement

If a Participant shall remain in employment beyond his Normal Retirement Date, his Delayed Retirement Date shall be the first day of the month next following the date such Participant notifies the Employer that his retirement is to be effective. A Participant who remains in employment beyond his Normal Retirement Date shall be deemed to have retired on the first day of the first month in which he completes less than forty (40) Hours of Service.

4.03 Early Retirement

(a) A Participant may retire from the employment of the Employer prior to his Normal Retirement Date on his Early Retirement Date, which is the first day of any month coinciding with or following the date he both attains the age of fifty-five (55) and completes ten (10) Years of Service. A Participant may further elect to have his retirement benefit commence on the first day of any month between his Early Retirement Date and his Normal Retirement Date.

(b) If a Participant separates from service before satisfying the age requirement for early retirement, but has satisfied the service requirement, the Participant will be entitled to elect commencement of his retirement benefit upon satisfaction of such age requirement.

(c) For a Participant who was a Participant of the Plan on June 30, 1993, Early Retirement Date shall be the first day of any month coincident with or following the date on which the Participant attains age fifty-five (55), provided he has completed ten (10) Years of Service.

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4.04 Disability Retirement

Upon demonstration of a Participant’s Disability to the satisfaction of the Committee, the Participant shall be eligible for disability retirement under Section 9.06. Effective July 1, 1993, such Participants must also have completed ten (10) Years of Service and have been employed by the Employer at the time he sustained such disability.

4.05 Suspension Of Benefits

(a) If a Participant who received or is receiving or is entitled to receive retirement benefits under this Plan re-enters employment hereunder or continues in employment after his Normal Retirement Date, the Committee shall suspend benefits during the period of such employment. Upon subsequent termination of such employment and upon application by the Participant to the Committee, benefit payments will commence on the first day of the month following approval of his application to the Committee. Such benefit amount shall be calculated on the basis of said Participant’s Average Monthly Compensation determined as of his retirement date or subsequent retirement date, if applicable and his Credited Service earned to his Delayed Retirement Date, or earned prior and subsequent to his reemployment hereunder, reduced by the actuarial value of the payments previously made, if any, but in no event less than the benefit amount as paid prior to the suspension of his pension. For the purpose of the above sentence, a Participant who has satisfied the requirements for a normal retirement benefit pursuant to the provisions of Section 4.01 shall not be considered as having entered employment hereunder, unless such employment is for forty (40) or more hours per month.

(b) Effective July 1, 1993, no payments shall be withheld by the Plan pursuant to this Section unless the Plan notifies the Participant by personal delivery or first class mail during the first calendar month or payroll period in which the Plan withholds payments after the Participant has attained the Normal Retirement Age that his or her benefits are suspended. Such notifications shall contain a description of the specific reasons why benefit payments are

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being suspended, a description of the plan provision relating to the suspension of payments, a copy of such provisions, and a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations. In addition, the notice shall inform the Participant of the Plan’s procedures for affording a review of the suspension of benefits. Requests for such reviews may be considered in accordance with the claims procedure adopted by the Plan pursuant to Section 503 of Employee Retirement Income Security Act of 1974, as amended, (ERISA) and applicable regulations.

(c) In the case of benefits payable periodically on a monthly basis for as long as a life (or lives) continues, such as a straight life annuity or a qualified joint and survivor annuity, an amount equal to the monthly retirement benefit shall be suspended.

(d) This Section does not apply to the minimum benefit to which the Participant is entitled under the top-heavy rules of Article XVI.

4.06 Commencement Of Benefits

Unless the Participant elects otherwise, distribution of benefits will begin no later than the 60th day after the latest of the close of the Plan Year in which:

(a) the Participant attains age sixty-five (65) (or Normal Retirement Age, if earlier);

(b) occurs the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan; or

(c) The participant terminates service with the Employer.

Notwithstanding the foregoing, the failure of a Participant and Spouse to consent to a distribution while a benefit is immediately distributable, within the meaning of Section 9.05 of the Plan, shall be deemed to be an election to defer commencement of payment of any benefit sufficient to satisfy this Section.

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ARTICLE V

RETIREMENT BENEFITS

5.01 Normal Retirement Benefit

(a) Upon retirement at his Normal Retirement Date, a Participant shall receive a monthly retirement benefit which shall commence on such date and which shall be payable under the Normal Form of Retirement Benefit defined in Section 1.37 of the Plan.

The amount of each such monthly retirement benefit shall be equal to the sum of (i) plus (ii) as follows:

(i)	30% of Average Monthly Compensation, plus

(ii)	22.575% of Average Monthly Compensation in excess of Covered Compensation.

If the Participant has completed less than thirty-five (35) years of Credited Service at Normal Retirement Date, the Participant’s monthly retirement benefit will be reduced by a fraction, the numerator of which is the Participant’s Years of Credited Service and the denominator of which is thirty-five (35).

(b) Effective July 1, 1993, a Participant shall, upon retirement at his Normal Retirement Date, receive a monthly retirement benefit which shall commence on such retirement date and shall be payable under the Normal Form of Retirement Benefit defined in Section 1.37 of the Plan. The amount of each such monthly retirement benefit shall, subject to the provisions of Section 5.04 hereof, be equal to thirty-seven percent (37%) of the amount of Average Monthly Compensation. Such benefit shall be reduced for years of Credited Service less than fifteen (15).

(c) Notwithstanding the above, the Normal Retirement Benefit of any Participant shall not be less than his Accrued Benefit as of June 30, 1993.

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(d) For retirements occurring prior to April 1, 2000, with respect to an Employee who is transferred to employment covered under this Plan directly from employment with any corporate which was, at the time of transfer, a member of the United States National Bank controlled group, shall receive Credited Service and Service in accordance with Article III, however:

(i)	The person’s benefit payable under this Plan shall be offset by the Employer bought portion of his benefit payable under any IRC Section 401(a) qualified plans(s) on other than a salary reduction basis.

(ii)	Before offset, benefits earned under such prior plan(s) shall be converted to the same form of benefit as the benefit payable under this Plan.

(iii)	If conversion to a different form of benefit is necessary, the actuarial basis shall be the mortality and interest basis specified in Section 1.02 of the Plan.

(iv)	Until information sufficient to compute the amount of offset is furnished, prior benefit service shall not be credited.

(v)	In no event will the Participant’s benefit under this Plan be less than it would have been if Credited Service and Service had not been credited for such prior service.

5.02 Delayed Retirement Benefit

A Participant shall, upon retirement on his Delayed Retirement Date, receive a monthly retirement benefit which shall commence on the date of such retirement or the first day of any month thereafter (but no later than required by the minimum distribution rules of Article VIII) and shall be payable under the Normal Form of Retirement Benefit. The amount of each such monthly retirement benefit shall, subject to the provisions of Section 5.04 hereof, be

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determined in the same manner as for retirement at his Normal Retirement Date except that years of Credited Service and Average Monthly Compensation shall be determined as of the date of his actual retirement.

Effective for retirement benefits accrued through June 30, 1993, the amount of the Participant’s retirement benefit shall be the greater of his benefit accrued under the preceding sentence or his Accrued Benefit as of his Normal Retirement Date actuarially increased under Section 1.02 of the Plan to reflect the delayed retirement.

5.03 Early Retirement Benefit

A Participant shall, upon retirement on Early Retirement Date, receive the Actuarial Equivalent of his Accrued Benefit determined in accordance with Section 1.01(a) which shall commence on the date elected in accordance with Section 4.03 and shall be payable under the Normal Form of Retirement Benefit. The benefit shall be further reduced based on the number of months by which the Participant’s early retirement precedes his Normal Retirement Date, using the factors in Section 1.02.

5.04 Maximum Retirement Benefit

The definition of certain words and phrases used in this Section 5.04 are contained in Section 5.04(d) and shall, for purposes of this Section 5.04, supersede definitions for such words and phrases contained in Article I. Defined terms are capitalized.

(a) This Section, except for Section (a)(ii), applies regardless of whether any Participant is or has ever been a Participant in another qualified plan maintained by the Employer. If any Participant is or has ever been a Participant in another qualified plan maintained by the Employer, or a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer, or an individual medical account, as defined in Section 415(1)(2) of the Code, which provides an Annual Addition, Section 5.04(b) is also applicable to that Participant’s benefits.

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(i)	The Annual Benefit otherwise payable to a Participant at any time will not exceed the Maximum Permissible Amount. If the benefit the Participant would otherwise accrue in a Limitation Year would produce an annual benefit in excess of the Maximum Permissible Amount, the rate of accrual will be reduced so that the annual benefit will equal the Maximum Permissible Amount.

(ii)	The Maximum Permissible Amount limitation is deemed satisfied if the Annual Benefit payable to a Participant is not more than $1,000 multiplied by the Participant’s number of Years of Service or portions thereof (not to exceed ten (10)) with the Employer, and the Employer has not at any time maintained a defined contribution plan, a welfare benefit plan as defined in Section 419(e) of the Code, or an individual medical account as defined in Section 415(1)(2) of the Code in which such Participant participated.

(b)(i)	If a Participant is, or has ever been, covered under more than one defined benefit plan maintained by the Employer, the sum of the Participant’s Annual Benefits from all such plans may not exceed the Maximum Permissible Amount.

(ii)	With respect to limitation years commencing prior to January 1, 2000, if the Employer maintains, or at any time maintained, one or more qualified defined contribution plans covering any Participant in this Plan, a welfare benefit fund, as defined in Section 419(e) of the Code, or an individual medical account as defined in Section 415(1)(2) of the Code, the sum of the Participant’s Defined

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Contribution Fraction and Defined Benefit Fraction will not exceed 1.0 in any limitation year.

(iii)	With respect to limitation years commencing prior to January 1, 2000, if in any Plan Year the sum of the Defined Benefit Fraction and the Defined Contribution Fraction shall exceed 1.0 with respect to any Participant, the Employer shall reduce any contribution to the defined contribution plan on behalf of such Participant to the extent necessary to lower the numerator of the Defined Contribution Fraction so that the sum of both fractions does not exceed 1.0.

(c)	In the case of an individual who was a Participant in one or more defined benefit plans of the Employer as of the first day of the first Limitation Year beginning after December 31, 1986, the application of the limitations of this Article V shall not cause the Maximum Permissible Amount for such individual under all such defined benefit plans to be less than the individual’s current Accrued Benefit. The preceding sentence applies only if such defined benefit plans met the requirements of Code Section 415, for all Limitation Years beginning before January 1, 1987.

For this purpose, a Participant’s Accrued Benefit under the Plan, shall be determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, expressed as an Annual Benefit within the meaning of Section 415(b)(2) of the Code. In determining the amount of a Participant’s current Accrued Benefit, the following shall be disregarded:

(i)	any change in the terms and conditions of the Plan after May 5, 1986; and

(ii)	any cost of living adjustments occurring after May 5, 1986.

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(d) Definitions.

(i)	Annual Addition: The sum of the following amounts credited to a Participant’s account for limitation year:

(A)	Employer contributions;

(B)	Employee contributions;

(C)	forfeitures, and

(D)	Amounts allocated to an individual medical account, as defined in Section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer, are treated as Annual Additions to a defined contribution plan. The Annual Addition for any limitation year beginning before January 1, 1987, shall not be recomputed to treat all Employee contributions as Annual Additions.

(ii)	Annual Benefit: A retirement benefit under the Plan which is payable annually in the form of a straight life annuity. Except as provided below, a benefit payable in a form other than a straight life annuity must be adjusted to an actuarially equivalent straight life annuity before applying the limitations of this Section 5.04.

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Subject to Section 5.06, the interest rate assumption used to determine actuarial equivalence will be the greater of the interest rate specified in Section 1.02 of this Plan or five percent (5%). The Annual Benefit does not include any benefits attributable to Employee contributions or rollover contributions, or the assets transferred from a qualified plan that was not maintained by the Employer. No actuarial adjustment to the benefit is required for (a) the value of a qualified joint and survivor annuity, (b) the value of benefits that are not directly related to retirement benefits (such as the qualified disability benefit, pre-retirement death benefits, and post-retirement medical benefits), and (c) the value of post-retirement cost-of-living increases made in accordance with Section 415(d) of the Code and Section 1.415-3(c)(2)(iii) of the Federal Income Tax Regulations.

(iii)	Compensation: A Participant’s earned income, wages, salaries, and fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer maintaining the Plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan (as described in Regulation 1.62-2(c)), and excluding the following:

(A)	Employer contributions to a plan of deferred compensation which are not included in the Employee’s gross income for the taxable year in which contributed or Employer

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contributions under a Simplified Employee Pension Plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(B)	Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(C)	Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(D)	Other amounts which received special tax benefits, but including in Compensation amounts excluded from income of an Employee pursuant to Code Sections 125, 132(f), 401(k), 402(e)(3), 402(h)(1)(B), and 403(b). Compensation for any limitation year is the compensation actually paid or includable in gross income during such year.

(iv)	Defined Benefit Dollar Limitation: $90,000. Effective on January 1, 1988, and each January thereafter, the $90,000 limitation above will be automatically adjusted by multiplying such limit by the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code in such manner as the Secretary shall prescribe. The new limitation will apply to

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Limitation Years ending within the calendar year of the date of the adjustment.

(v)	Defined Benefit Fraction: A fraction, the numerator of which is the sum of the Participant’s Projected Annual Benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the Defined Benefit Dollar Limitation determined for the Limitation Year under Sections 415(b) and (d) of the Code and in accordance with Section 5.04(d)(x)(B) below or one hundred forty percent (140%) of the Participant’s Highest Average Compensation, including any adjustments under Section 415(b) of the Code.

Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the Annual Benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of the Plans after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

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(vi)	Defined Contribution Fraction: A fraction, the numerator of which is the sum of the Annual Additions to the Participant’s account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years, (including the annual additions attributable to the Participant’s nondeductible Employee contributions to this and all other defined benefit plans, (whether or not terminated) maintained by the Employer, and the Annual Additions attributable to all welfare benefit funds, as defined in Section 419(e) of the Code or individual medical accounts, as defined in Section 415(1)(2) of the Code, maintained by the Employer), and the denominator of which is the sum of the Maximum Aggregate Amounts for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer).

The Maximum Aggregate Amount in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation in effect under Section 415(c)(1)(A) of the Code or thirty-five percent (35%) of the Participant’s Compensation for such year.

Transitional Rule

If the Employee was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined

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Benefit Fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over 1.0 times (2) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the Plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

(vii)	Employer: For purposes of this Article, Employer shall mean the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h)), all commonly controlled trades or businesses (as defined in Section 414(c) as modified by Section 415(h)), or affiliated service groups (as defined in Section 414(m)) of which the adopting Employer is a part, and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code.

(viii)	Highest Average Compensation: The average compensation for the three consecutive Years of Service with the Employer that produces the highest average.

(ix)	Limitation Year: A calendar year.

(x)	Maximum Permissible Amount:

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(A)	The lesser of the Defined Benefit Dollar Limitation or one hundred percent (100%) of the Participant’s Highest Average Compensation.

(B)	If the Participant has less than ten (10) Years of Participation with the Employer, the Defined Benefit Dollar Limitation is reduced by one-tenth (1/10) for each Year of Participation (or part thereof) less than ten (10). To the extent provided in regulations or in other guidance issued by the Internal Revenue Service, the preceding sentence shall be applied separately with respect to each change in the benefit structure of the Plan. If the Participant has less than ten (10) Years of Credited Service with the Employer, the Compensation limitation is reduced by one-tenth (1/10) for each Year of Credited Service (or part thereof) less than ten (10). The adjustments of this Section (B) shall be applied in the denominator of the Defined Benefit Fraction based upon Years of Service. Years of Service shall include future years occurring before the Participant’s Normal Retirement Age. Such future years shall include the year which contains the date the Participant reaches Normal Retirement Age, only if it can be reasonably anticipated that the Participant will receive a Year of Credited Service for such year.

(C)	If the annual benefit of the Participant commences before the Participant’s Social Security Retirement Age, but on or after age sixty-two (62), the Defined Benefit Dollar

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Limitation as reduced above, if necessary, shall be determined as follows:

(1)	If a Participant’s Social Security Retirement Age is sixty-five (65), the dollar limitation for benefits commencing on or after age sixty-two (62) is determined by reducing the Defined Benefit Dollar Limitation by five ninths (5/9) of one percent (1%) for each month by which benefits commence before the month in which the participant attains age sixty-five (65).

(2)	If a Participant’s Social Security Retirement Age is greater than sixty-five (65), the dollar limitation for benefits commencing on or after age sixty-two (62) is determined by reducing the Defined Benefit Dollar Limitation by five ninths (5/9) of one percent (1%) for each of the first thirty-six (36) months and five-twelfths (5/12) of one percent (1%) for each of the additional months (up to twenty-four (24) months) by which benefits commence before the month of the Participant’s Social Security Retirement Age.

(D)	If the Annual Benefit of a Participant commences prior to age sixty-two (62), the Defined Benefit Dollar Limitation shall be the actuarial equivalent of an Annual Benefit beginning at age sixty-two (62), as determined above, reduced for each month by which benefits commence

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before the month in which the Participant attains age sixty-two (62). Subject to Section 5.06, to determine actuarial equivalence, the interest rate assumption is the greater of the rate specified in Section 1.02 of the Plan or five percent (5%). Any decrease in the Defined Benefit Dollar Limitation determined in accordance with this provision (D) shall not reflect the mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant.

(E)	If the Annual Benefit of a Participant commences after the Participant’s Social Security Retirement Age, the Defined Benefit Dollar Limitation, as reduced in (B) above, if necessary, shall be adjusted so that it is the actuarial equivalent of an Annual Benefit of such dollar limitation beginning at the Participant’s Social Security Retirement Age.

Subject to Section 5.06, to determine actuarial equivalence, the interest rate assumption used is the lesser of the rate specified in Section 1.02 of the Plan for determining actuarial equivalence for early retirement or five percent (5% ).

(xi)	Projected Annual Benefit: The Annual Benefit as defined in Section (d)(ii), to which the Participant would be entitled under the terms of the Plan assuming:

(A)	the Participant will continue employment until Normal Retirement Age under the Plan (or current age, if later), and

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(B)	the Participant’s Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the Plan will remain constant for all future Limitation Years.

(xii)	Social Security Retirement Age: Age sixty-five (65) in the case of a Participant attaining age sixty-two (62) before January 1, 2000 (i.e., born before January 1, 1938), age sixty-six (66) for a Participant attaining age sixty-two (62) after December 31, 1999, and before January 1, 2017 (i.e., born after December 31, 1937, but before January 1, 1955), and age sixty-seven (67) for a Participant attaining age sixty-two (62) after December 31, 2016 (i.e., born after December 31, 1954).

(xiii)	Year of Participation: The Participant shall be credited with a Year of Participation (computed to fractional parts of a year) for each accrual Computation Period for which the following conditions are met: (1) The Participant is credited with at least one thousand (1,000) Hours of Service for benefit accrual purposes, required under the terms of the Plan in order to accrue a benefit for the accrual Computation Period, and (2) the Participant is included as a Participant under the eligibility provisions of the Plan for at least one (1) day of the accrual Computation Period. If these two conditions are met, the portion of a Year of Participation credited to the Participant shall equal the amount of benefit accrual service credited to the Participant for such accrual Computation Period. A Participant who is permanently and totally disabled within the meaning of Plan Section 9.06 for an accrual Computation Period shall receive a Year of Participation with respect to that period. For a Participant to receive a Year of Participation (or part thereof) for an accrual Computation Period, the Plan must be

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established no later than the last day of such accrual Computation Period. In no event will more than one Year of Participation be credited for any 12-month period.

5.05 Required Benefit Commencement

Notwithstanding the Delayed Retirement provisions above, such provisions are subject to the provisions regarding the required commencement of benefits as described in Article VIII.

5.06 Code Section 415 Adjustments: Form and Time for GATT

Notwithstanding any contrary Plan provision, effective January 1, 1995, for purposes of adjusting the $90,000 limitation provided under Plan Section 5.04 for a Participant who commences receipt of his retirement income before age 62, the $90,000 limitation shall first be reduced to age 62 using the early retirement reduction factors specified under Section 216(l) of the Social Security Act and then further reduced to the Participant’s actual retirement age which shall be the lesser of its Actuarial Equivalent value computed using either the Plan assumptions described in Plan Section 1.02 or 5% and the applicable mortality table as defined under Code Section 415(b)(2)(E)(v).

Notwithstanding any contrary Plan provision, effective January 1, 1995, for purposes of adjusting the $90,000 limitation provided under Plan Section 5.04 for a Participant who commences receipt of his retirement income after his Social Security Retirement Age, the $90,000 limitation shall be increased to the Participant’s actual retirement age which shall be the lesser of its Actuarial Equivalent value computed using either the Plan assumptions described in Plan Section 1.02 or 5% and the applicable mortality table as defined under Code Section 415(b)(2)(E)(v).

Notwithstanding any contrary plan provision, effective January 1, 1995, for purposes of adjusting the $90,000 maximum benefit limitation provided under Plan Section 5.04 for a Participant who commences receipt of his retirement income before his Social Security

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Normal Retirement Age but on or after age 62, the $90,000 maximum benefit limitation shall be reduced using the early retirement reduction factors specified under Section 216(l) of the Social Security Act.

Further, notwithstanding any contrary Plan provision, effective January 1, 1995, for purposes of adjusting the form of benefit under the $90,000 limitation provided under Plan Section 5.04, if the retirement income is payable in a form other than a life annuity, then the maximum Plan benefit shall be the greater of its Actuarial Equivalent value of a life annuity benefit computed using either the Plan assumptions described in Plan Section 1.02 or 5% interest and the applicable mortality table as defined under Code Section 415(b)(2)(E)(v). If, however, the retirement income is payable as a lump sum or other form subject to Code Section 417(e)(3), the applicable interest rate under Code Section 415(b)(2)(E)(ii) shall be substituted for 5% in the preceding sentence.

As of January 1 of each calendar year commencing on or after January 1, 1988, the $90,000 dollar limitation described in Code Section 415(b)(1)(A), as determined by the Commissioner of Internal Revenue, for that calendar year shall become effective as the maximum permissible dollar amount of pension payable under the Plan during the limitation year ending within that calendar year.

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ARTICLE VI

JOINT AND SURVIVOR AND PRERETIREMENT DEATH BENEFITS

6.01 Automatic Joint And Survivor Annuity

(a) Unless an optional form of benefit is selected, as described in Article VII, pursuant to a qualified election described in Section 6.03, within the 90-day period ending on the Annuity Starting Date, a married Participant’s vested Accrued Benefit will be paid in the form of an automatic joint and survivor annuity and an unmarried Participant’s vested Accrued Benefit will be paid in the form of an immediate life annuity. The Participant may elect to have such annuity distributed upon attainment of the earliest retirement age under the Plan.

(b) An “automatic joint and survivor annuity” is an immediate non transferable annuity for the life of the Participant with a survivor annuity for the life of the Spouse which is fifty percent (50%) of the amount of the annuity which is payable during the life of the Participant and which is the Actuarial Equivalent of the Accrued Benefit.

(c) A Participant’s “earliest retirement age” is the earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

6.02 Qualified Preretirement Survivor Annuity

(a) Unless the Participant and his Spouse elect to waive the qualified preretirement survivor annuity within the election period pursuant to a qualified election and if a vested Participant dies after the earliest retirement age, but prior to the Annuity Starting Date, such Participant’s surviving Spouse, if any, will receive the same benefit that would be payable if the Participant had retired with an immediate automatic joint and (50%) survivor annuity payable on the day before such Participant’s death. In no event, however, may the Participant and his Spouse elect to waive the qualified pre-retirement survivor annuity on or subsequent to January 1, 1991.

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(b) The surviving Spouse may elect to commence payment under such annuity on the first day of any month after the Participant’s death. The actuarial value of benefits which commence later than the date on which payments would have been made to the surviving Spouse under an automatic joint and survivor annuity, in accordance with this provision, shall be adjusted to reflect the delayed payment. In calculating the actuarial value of such benefit, the Participant’s age will be assumed to be his age at his date of death, if death occurs after the Participant’s earliest retirement age, otherwise it shall be assumed to be his earliest retirement age.

(c) Unless the Participant and his Spouse elect to waive the qualified preretirement survivor annuity within the election period pursuant to a qualified election and if, a vested Participant dies on or before the earliest retirement age, the Participant’s surviving Spouse (if any) will receive the same benefit that would be payable if the Participant had:

(i)	separated from service on the date of death (or date of separation from service, if earlier),

(ii)	survived to the earliest retirement age,

(iii)	retired with an immediate qualified joint and survivor annuity at the earliest retirement age, and

(iv)	died on the day after the earliest retirement age.

In no event, however, may the Participant and his Spouse elect to waive the qualified preretirement survivor annuity on or subsequent to January 1, 1991.

(d) Subject to the provisions of Section 8.04 of the Plan, a surviving Spouse will begin to receive payments at the Participant’s earliest retirement age. Benefits commencing after the Participant’s earliest retirement age will be the Actuarial Equivalent of the benefit to which the surviving Spouse would have been entitled if benefits had commenced at the earliest retirement age under an immediate automatic joint and (50%) survivor annuity.

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(e) In the event the death benefit is not paid in the form of a pre-retirement survivor annuity, it shall be paid to the Participant’s Beneficiary by either of the following methods, as elected by the Participant, (or if no election has been made prior to the Participant’s death, by his Beneficiary):

(i)	one lump-sum payment in cash or property;

(ii)	payment in monthly, quarterly, semi-annual or annual cash installments over a period to be determined by the Participant or his Beneficiary, and in installments as nearly equal as practicable. After periodic installments commence, the Beneficiary shall have the right to direct the Trustee to reduce the period over which such periodic installments shall be made, and the Trustee shall adjust the cash amount of such periodic installments accordingly.

6.03 Qualified Election

(a) A Participant may waive the automatic joint and survivor annuity or qualified preretirement survivor annuity described in Section(s) 6.01 and 6.02 only if:

(i)	the Participant’s Spouse consents in writing to the election; however, spousal consent is not required if the Participant has elected an annuity for the life of the Participant with a survivor annuity for the life of the spouse which is not less than fifty percent (50%) and not more than one hundred percent (100%) of the annuity payable during the joint lives of the Participant and the Spouse;

(ii)	with the exception of a life annuity the election designates a specific alternate Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries, which may not be changed

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without spousal consent, or the Spouse expressly permits designations by the Participant without any further spousal consent;

(iii)	the Spouse’s consent acknowledges the effect of the election; and

(iv)	the Spouse’s consent is witnessed by a plan representative or notary public. Additionally, a Participant’s waiver of the qualified joint and survivor annuity will not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent, or the spouse expressly permits designations by the participant without any further spousal consent.

If it is established to the satisfaction of the Committee that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located, a waiver will be deemed a qualified election.

Any consent by a Spouse obtained under this provision (or establishment that the consent of a Spouse may not be obtained) shall be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by such Spouse must acknowledge that the Spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time prior to the commencement of benefits. The number of revocations shall not be limited. No

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consent obtained under this provision shall be valid unless the Participant has received notice as provided in 6.04 below.

(b) The “election period” during which a Participant may make a qualified election to waive the qualified preretirement survivor annuity begins on the first day of the Plan Year in which the Participant attains age thirty-five (35) and ends on the date of the Participant’s death. If a Participant separates from service prior to the first day of the Plan Year in which age thirty-five (35) is attained, with respect to benefits accrued prior to separation, the election period shall begin on the date of separation. However, a Participant who will not yet attain age thirty-five (35) as of the end of any current Plan Year may make a special qualified election to waive the qualified preretirement survivor annuity for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Participant will attain age thirty-five (35). Such election shall not be valid unless the Participant receives a written explanation of the qualified preretirement survivor annuity in such terms as are comparable to the explanation required under Section 6.04. Qualified preretirement survivor annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date shall be subject to the full requirements of this Article.

(c) Notwithstanding the foregoing, if a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(i)	the Employer clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

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(ii)	the Participant, after receiving the notice, affirmatively elects a distribution.

(d) Notwithstanding the foregoing, if the distribution is one to which Code Sections 401(a)(11) and 417 do apply, a Participant may, after receiving the required notice, affirmatively elect to have his benefit commence sooner than 30 days following his receipt of the notice, provided all of the following requirements are met:

(i)	the Employer clearly informs the Participant that he has a period of at least 30 days after receiving the notice to decide when to have his benefit begin and, if applicable, to choose a particular optional form of payment;

(ii)	the Participant affirmatively elects a date for benefits to begin and, if applicable, an optional form of payment, after receiving the notice;

(iii)	the Participant is permitted to revoke his election until the later of his Annuity Starting Date or 7 days following the date he received the notice;

(iv)	the Participant’s Annuity Starting Date is after the date the notice is provided; and

(v)	payment does not commence less than 7 days following the day after the notice is received by the Participant.

6.04 Notice Requirements

(a) With regard to the automatic joint and survivor annuity described in Section 6.01, the Committee shall provide each Participant, no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date, a written explanation of:

(i)	the terms and conditions of an automatic joint and survivor annuity;

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(ii)	the Participant’s right to make and the effect of an election to waive the automatic joint and survivor annuity form of benefit;

(iii)	the rights of a Participant’s Spouse;

(iv)	the right to make, and the effect of, a revocation of a previous election to waive the automatic joint and survivor annuity; and

(v)	the relative values of the various optional forms of benefit under the Plan.

(b) With regard to the qualified preretirement survivor annuity described in Section 6.02, the Committee shall provide each Participant within the applicable period for such Participant, a written explanation of the qualified preretirement survivor annuity in such terms and in such a manner as would be comparable to the explanation provided for meeting the requirements applicable to an automatic joint and survivor annuity. The applicable period for a Participant is whichever of the following periods ends last:

(i)	the period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35);

(ii)	a reasonable period ending after the individual becomes a Participant;

(iii)	a reasonable period ending after this Article first applies to the Participant.

Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation of service in case of a Participant who separates from service before attaining age thirty-five (35).

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For purposes of the preceding paragraph, a reasonable period ending after the enumerated events described in (ii) and (iii) is the end of the two (2) year period beginning one (1) year prior to the date the applicable event occurs and ending one (1) year after that date. In the case of a Participant who separates from service before the Plan Year in which age thirty-five (35) is attained, notice shall be provided within the two (2) year period beginning one (1) year prior to separation and ending one (1) year after separation. If such a Participant thereafter returns to employment with the Employer, the applicable period for such Participant shall be redetermined.

6.05 Transitional Rules

(a) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous Sections of this Article must be given the opportunity to elect to have the prior Sections of this Article apply if such Participant is credited with at least one (1) Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976, and such Participant had at least ten (10) years of vesting Service when he separated from Service.

(b) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one (1) Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any Service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his benefits paid in accordance with paragraph (d) below.

(c) The respective opportunities to elect (as described in paragraphs (a) and (b) above) must be afforded to the appropriate Participants during the period commencing on

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August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

(d) Any Participant who has elected pursuant to paragraph (b) above and any Participant who does not elect under paragraph (a) above or who meets the requirements of paragraph (a) above except that such Participant does not have at least ten (10) years of vesting Service when he separates from service shall have his benefits, if any, distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

(i)	Automatic joint and survivor annuity. If benefits in the form of a life annuity become payable to a married Participant who:

(A)	begins to receive payments under the Plan on or after Normal Retirement Age; or

(B)	dies on or after Normal Retirement Age while still working for the Employer; or

(C)	begins to receive payments on or after the qualified early retirement age; or

(D)	separates from service on or after attaining Normal Retirement Age (or the qualified early retirement age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits;

then such benefits will be received under this Plan in the form of a qualified joint and survivor annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least six (6) months before the Participant attains qualified early retirement age and end not more than ninety (90)

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days before the commencement of benefits. Any election hereunder will be in writing and may be changed by the Participant at any time.

(ii)	Election of early survivor annuity. A Participant who is employed after attaining the qualified early retirement age will be given the opportunity to elect, during the election period to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the Spouse under the qualified joint and survivor annuity if the Participant had retired on the day before his death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of (1) the 90th day before the Participant attains the qualified early retirement age, or (2) the date on which participation begins, and ends on the date the Participant terminates employment.

(iii)	For purposes of this paragraph (d), the “qualified early retirement age” is the latest of:

(A)	the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

(B)	the first day of the 120th month beginning before the Participant reaches normal retirement age, or

(C)	the date the Participant begins participation.

The “qualified joint and survivor annuity” is an annuity for the life of the Participant with a survivor annuity for the life of the Spouse as described in Section 6.01.

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6.06 Special Death Benefit

The provisions of this Section 6.06 shall be effective for all Plan Years beginning prior to January 1, 1991, with the exception of the provisions of Section 6.06(i), which shall be effective on and after July 1, 1993.

(a) On the first day of the Plan Year (Anniversary date) coinciding with or next following a Participant’s satisfaction of the eligibility requirements of Section 2.01, the Administrator shall instruct the Trustees to purchase a life insurance Contract with a face amount equal to fifty (50) times the amount of the Participant’s monthly retirement benefit as determined by Section 5.01. Additional life insurance Contracts shall be purchased and/or surrendered on subsequent Anniversary Dates as are necessary to maintain a total face amount equal to fifty (50) times the Participant’s monthly retirement benefit.

(b) Death benefits payable by reason of the death of a Participant shall be paid to his Beneficiary in accordance with the following provisions:

(i)	Upon the death of a Participant prior to his retirement date, his Beneficiary shall be entitled to a death benefit in an amount equal to the Policy proceeds payable at death in accordance with Section 6.02.

(ii)	Such death benefit shall not exceed one hundred (100) times the Participant’s monthly retirement benefit determined as of his Normal retirement Date. Any amount in excess shall inure to the Trust Fund and be used to reduce the future contributions of the Employer.

(iii)	Upon the death of a Participant subsequent to his retirement date, but prior to commencement of his retirement benefits, his Beneficiary shall be entitled to a death benefit in an amount equal to the Actuarial Equivalent of the benefit the Participant would

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have received at his retirement date credited with interest subsequent to such date at the rate determined under Section 411(c)(2)(C) of the Code, if applicable.

(iv)	Upon the death of a Participant subsequent to the commencement of his retirement benefits, his Beneficiary shall be entitled to whatever death benefit may be available under the settlement arrangements pursuant to which the Participant’s benefit is made payable.

(v)	In the event of a terminated Participant’s death subsequent to his termination of employment, his Beneficiary shall receive the present value of such Participant’s vested Accrued Benefit as of the Anniversary Date coinciding with or next following the date of his death.

(c) For a Participant who is found by the Administrator to be insurable only at a mortality classification other than standard, the Trustees on a uniform and nondiscriminatory basis shall either (1) purchase an insurance Contract, with a face amount that can be purchased at the standard rate for coverage as provided in Section 6.01 for such Participant if he could obtain such coverage, (2) purchase such insurance Contract, and pay the additional premium attributable to the excess mortality hazards, or (3) allow the Participant the right to pay the additional premium attributable to the excess mortality hazards. If a Participant is determined to be uninsurable, no life insurance Contract shall be required to be purchased on the life of such Participant.

(d) The Administrator may require such proper proof of death and such evidence of the right of any person to receive the death benefit payable as a result of the death of a Participant as the Administrator may deem desirable. The Administrator’s determination of death and the right of any person to receive payment shall be conclusive.

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(e) Unless otherwise elected in the manner prescribed in Section 6.02, the Beneficiary of the death benefit shall be the Participant’s spouse, who shall receive such benefit in the form of pre-retirement survivor annuity pursuant to Section 6.02. Except, however, the Participant may designate a Beneficiary other than his spouse if:

(i)	the Participant and his spouse have validly waived the pre-retirement_ survivor annuity in the manner prescribed in Article VII, and the spouse has waived his or her right to be the Participant’s Beneficiary,

or

(ii)	the Participant has no spouse, or

(iii)	the spouse cannot be located.

In such event, the designation of a Beneficiary shall be made on a form satisfactory to the Administrator. A Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Administrator. However, the Participant’s spouse must again consent in writing to any such change or revocation. In the event no valid designation of Beneficiary exists at the time of the Participant’s death, the death benefit shall be payable to his estate.

(f) The benefit payable under this Section shall be paid pursuant to the provisions of Section 6.02.

(g) If a Participant dies before any insurance coverage to which he is entitled under the Plan is effected, his death benefit form such insurance coverage shall be limited to the standard-rated premium which was or should have been used for such purpose.

(h) In no event shall the death benefit payable to a surviving spouse be less than the Actuarial Equivalent of the “minimum spouse’s death benefit” described in Section 6.02. Life insurance contracts as described in subsection (a) of this Section 6.06 shall be not be purchased on or subsequent to January 1, 1991.

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(i) In the event of the death of a Participant after he has retired at Normal, Early or Delayed Retirement Date, but not after retirement on account of total and permanent disability, if such Participant has not received at least one hundred twenty (120) monthly pension payments and he is not receiving a joint and survivor benefit in accordance with the provisions of Sections 6.01 or 7.01 hereof, the monthly pension will be continued to his Beneficiary. Or, if less than three thousand five hundred dollars ($3,500), the actuarial equivalent of the unpaid installments may be paid to the Beneficiary of the Participant in a single sum. In the event that the retired Participant was eligible for a deferred pension, as provided in Section 4.02, and his death occurred prior to the commencement thereof, the amount of the one hundred twenty (120) installments due to his Beneficiary will be based on the amount of pension which would have been payable under Section 4.02 if it had commenced as of the last day of the month in which his death occurred.

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ARTICLE VII

OPTIONAL METHODS OF RETIREMENT PAYMENTS

AND REGULATIONS GOVERNING PAYMENT OF BENEFITS

7.01 Optional Elections

All applications for commencement of benefits must be made on an appropriate form filed with the Committee no earlier than 90 days before the date the Participant specifies for the commencement of his benefits. Payment of a Participant’s benefits shall commence not later than 60 days following the last day of the Plan Year during which payments are requested to commence in accordance with the application filed by the Participant.

The Committee shall attempt to communicate with a vested Participant at least once in each year by certified mail, with return receipt requested, directed to the Participant’s last known address, commencing with the year in which the Participant reached his Normal Retirement Date and ending with the year in which he files application with the Committee or the third year following the Participant’s Normal Retirement Date, whichever first occurs. At the expiration of the six-month period following the last such notice, the provisions of Section 15.13 shall apply.

Each vested Participant whose Accrued Benefit has a present value in excess of three thousand five hundred dollars ($3,500), shall have the right, at any time and from time to time prior to the commencement of a retirement benefit hereunder, to elect to have such retirement benefit payable under any one of the options hereinafter set forth in this Section in lieu of the retirement benefit otherwise payable under any of the provisions of the Plan. The amount of any optional retirement benefit shall be the Actuarial Equivalent of the Normal Form of Retirement Benefit otherwise payable to such Participant. The Participant shall make such an election by written request to the Committee and such an election will be subject to the spousal consent requirement of Article VI.

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(a) Joint and Survivor Option: A married Participant may elect to receive monthly retirement benefit during the lifetime of the Participant and have either fifty percent (50% ), seventy-five percent (75%), or one hundred percent (100%) of such monthly retirement benefit continued after the Participant’s death to his Spouse during the remaining lifetime of the Spouse, within the restrictions contained in Section 8.04(b)(ii).

Notwithstanding the preceding sentence, effective July 1, 1993, a married Participant may elect to have either fifty percent (50%) or one hundred percent (100%) of such monthly retirement benefit continued after the Participant’s death to his Spouse, during the remaining lifetime of the Spouse.

(b) Lump-Sum Option: A Participant may elect to receive, in lieu of any other benefits hereunder, a lump-sum payment representing the Actuarial Equivalent of the Participant’s Accrued Benefit under the Plan.

(c) Life Annuity Option: A Participant may elect to receive a monthly retirement benefit payable for life with the last payment due in the month in which his death occurs.

7.02 Limitation On Optional Elections

(a) Payments under any optional retirement benefit elected under the provisions of Section 7.01 hereof shall be subject to the distribution period restrictions of Sections 8.03 and 8.04.

(b) A Participant may not elect irrevocably before retirement any option which would with certainty pay all or part of his non-forfeitable interest to a designated Beneficiary after the Participant’s death.

(c) Any annuity contract distributed by the Plan must be nontransferable and must contain the same optional forms of benefit provided under the Plan.

(d) Once distributions under an optional form of benefit have begun, such form of payment shall be irrevocable.

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(e) A Participant who receives a Disability Retirement benefit on or after July 1, 1993, in accordance with Section 9.06 may not elect to receive the Lump-Sum Option pursuant to Section 7.01(b) of the Plan.

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ARTICLE VIII

REQUIRED COMMENCEMENT OF BENEFITS

8.01 General Rules

The requirements of Sections 8.02 through 8.07 shall apply to any distribution of a Participant’s interest for payments commencing prior to January 1, 2000, and will take precedence only if the operations of the provisions of any other Article would be inconsistent with the provisions of this Article. Unless otherwise specified, the provisions of Sections 8.02 through 8.07 apply to calendar years beginning after December 31, 1984 and before January 1, 2000. All distributions required under this Article shall be determined and made in accordance with the Income Tax Regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed Income Tax Regulations. Words and phrases used in Sections 8.02 through 8.07 that are capitalized but not defined in Article I are defined in Section 8.06.

8.02 Required Beginning Date

The entire interest of a Participant must be distributed or begin to be distributed no later than the Participant’s Required Beginning Date.

8.03 Distribution Periods

As of the first Distribution Calendar Year, distributions, if not made in a single-sum, may only be made over one of the following periods, or a combination thereof:

(a) the life of the Participant,

(b) the life of the Participant and a Designated Beneficiary,

(c) a period certain not extending beyond the Life Expectancy of the Participant, or

(d) a period certain not extending beyond the Joint and Last Survivor Expectancy of the Participant and a Designated Beneficiary.

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8.04 Determination Of Amount To Be Distributed Each Year

(a) If the Participant’s interest is to be paid in the form of annuity distributions under the Plan, payments under the annuity shall satisfy the following requirements:

(i)	the annuity distributions must be paid in periodic payments made at intervals not longer than one (1) year;

(ii)	the distribution period must be over a life (or lives) or over a period certain not longer than a Life Expectancy (or Joint Life and Last Survivor Expectancy) described in Section 401(a)(9)(A)(ii) or Section 401(a)(9)(B)(iii) of the Code, whichever is applicable;

(iii)	the Life Expectancy (or Joint Life and Last Survivor Expectancy) for purposes of determining the period certain shall be determined without recalculation of Life Expectancy;

(iv)	once payments have begun over a period certain, the period certain may not be lengthened even if the period certain is shorter than the maximum permitted;

(v)	payments must either be nonincreasing or increase only as follows:

(A)	with any percentage increase in a specified and generally recognized cost-of-living index;

(B)	to the extent of the reduction to the amount of the Participant’s payments to provide for a survivor benefit upon death, but only if the Beneficiary whose life was being used to determine the distribution period described in subparagraph (ii) above dies and the payments continue otherwise in accordance with that subparagraph over the life of the Participant; or

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(C)	because of an increase in benefits under the Plan.

(vi)	If the Participant elects the Joint and Survivor Option or Period Certain Option, the amount which must be distributed on or before the Participant’s Required Beginning Date (or, in the case of distributions after the death of the Participant, the date distributions are required to begin pursuant to Section 8.05 below) shall be the payment which is required for one (1) payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(b) Annuities purchased after December 31, 1988, are subject to the following additional conditions:

(i)	Unless the Participant’s Spouse is the Designated Beneficiary, if the Participant’s interest is being distributed in the form of a period certain annuity without a life contingency, the period certain as of the beginning of the first Distribution Calendar Year may not exceed the applicable period determined using the table set forth in Q&A A-5 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

(ii)	If the Participant’s interest is being distributed in the form of a joint and survivor annuity for the joint lives of the Participant and a nonspouse Beneficiary, annuity payments to be made on or after the Participant’s Required Beginning Date to the Designated Beneficiary after the Participant’s death must not at any time

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exceed the applicable percentage of the annuity payment for such period that would have been payable to the Participant using the table set forth in Q&A A-6 of Section 1.401(a)(9)-2 of the proposed Income Tax Regulations.

(c) Transitional Rule.

If payments under an annuity which complies with Section (a) above begin prior to January 1, 1989, the minimum distribution requirements in effect as of July 27, 1987, shall apply to distributions from this Plan, regardless of whether the annuity form of payment is irrevocable. This transitional rule also applies to deferred annuity contracts distributed to or owned by the Participant prior to January 1, 1989, unless additional contributions are made under the Plan by the Employer with respect to such contract.

(d) If the form of distribution is an annuity made in accordance with this Section 8.04(d), any additional benefits accruing to the Participant after his or her Required Beginning Date shall be distributed as a separate and identifiable component of the annuity beginning with the first payment interval ending in the calendar year immediately following the calendar year in which such amount accrues.

(e) Any part of the Participant’s interest which is in the form of an individual account shall be distributed in a manner satisfying the requirements of Section 401(a)(9) of the Code and the regulations thereunder.

8.05 Death Distribution Provisions

(a) Distribution beginning before death. If the Participant dies after distribution of his interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant’s death.

(b) Distribution beginning after death. If the Participant dies before distribution of his interest begins, distribution of the Participant’s entire interest shall be

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completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below:

(i)	if any portion of the Participant’s interest is payable to a Designated Beneficiary, distributions may be made over the life or over a period certain not greater than the Life Expectancy of the Designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

(ii)	if the Designated Beneficiary is the Participant’s surviving Spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of December 31 of the calendar year immediately following the calendar year in which the Participant died, or December 31 of the calendar year in which the Participant would have attained age 70½. If the Participant has not made an election pursuant to this Section by the time of his death, the Participant’s Designated Beneficiary must elect the method of distribution no later than the earlier of December 31 of the calendar year in which distributions would be required to begin under this Section, or December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant. If the Participant has no Designated Beneficiary, or if the Designated Beneficiary does not elect a method of distribution, then distribution of the Participant’s entire interest must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

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(c) For purposes of Section 8.05(b) above, if the surviving Spouse dies after the Participant, but before payments to such Spouse begin, the provisions of Section 8.05(b), with the exception of paragraph (ii) therein, shall be applied as if the surviving Spouse were the Participant.

(d) For purposes of this Section 8.05, distribution of a Participant’s interest is considered to begin on the Participant’s Required Beginning Date (or, if Section 8.05(c) above is applicable, the date distribution is required to begin to the surviving Spouse). If distribution in the form of an annuity described in Section 8.04 above irrevocably commences to the Participant before the Required Beginning Date, the date distribution is considered to begin is the date distribution actually commences.

8.06 Definitions

(a) Designated Beneficiary. The individual who is designated as the Beneficiary under Articles VI and VII of the Plan.

(b) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Section 8.05 above.

(c) Life Expectancy. The Life Expectancy (or Joint and Last Survivor Expectancy) calculated using the attained age of the Participant (or Designated Beneficiary) as of the Participant’s (or Designated Beneficiary’s) birthday in the applicable calendar year. The applicable calendar year shall be the first Distribution Calendar Year. If the annuity payments commence before the Required Beginning Date, the applicable calendar year is the year such payments commence. Life Expectancy and Joint and Last Survivor Expectancy are computed

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by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

(d) Required Beginning Date.

(i)	General rule. The Required Beginning Date of a Participant is the first day of April of the calendar year following the calendar year in which the Participant attains age 70½

(ii)	Transitional rule. The Required Beginning Date of a Participant who attains age 70½ before January 1, 1988, shall be determined in accordance with (a) or (b) below:

(A)	Non-Five-Percent Owners. The Required Beginning Date of a Participant who is not a “Five-Percent Owner” (as defined in (c) below) is the first day of April of the calendar year following the calendar year in which the later of retirement or attainment of age 70½ occurs.

(B)	Five-Percent Owners. The Required Beginning Date of a Participant who is a Five-Percent Owner during any year

(1)	the calendar year in which the Participant attains age 70½, or

(2)	the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a Five-Percent Owner, or the calendar year in which the Participant retires.

The Required Beginning Date of a Participant who is not a Five-Percent Owner who attains age 70½ during 1988 and who has not retired as of January 1, 1989, is April 1, 1990.

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(iii)	Five-Percent Owner. A Participant is treated as a Five-Percent Owner for purposes of this Section if such Participant is a Five Percent Owner as defined in Section 416(i) of the Code (determined in accordance with Section 416 but without regard to whether the Plan is top-heavy) at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66½ or any subsequent Plan Year.

(iv)	Once distributions have begun to a Five-Percent Owner under this Section, they must continue to be distributed, even if the Participant ceases to be a Five-Percent Owner in a subsequent year.

8.07 Transitional Rule

(a) Notwithstanding the other requirements of this Article and subject to the requirements of Article VI, distribution on behalf of any Participant, including a Five-Percent Owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

(i)	The distribution by the trust is one which would not have disqualified such trust under Section 401 (a) (9) of the Internal Revenue Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

(ii)	The distribution is in accordance with a method of distribution designated by the Participant whose interest in the Trust is being distributed or, if the Participant is deceased, by a Beneficiary of such Participant.

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(iii)	Such designation was in writing, was signed by the Participant or the beneficiary, and was made before January 1, 1984.

(iv)	The Participant had accrued a benefit under the Plan as of December 31, 1983.

(v)	The method of distribution designated by the Participant or the Beneficiary specified the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Participant’s death, the Beneficiaries of the Participant listed in order of priority.

(b) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Participant.

(c) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Participant, or the Beneficiary, to whom such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements for designating a Beneficiary in Section 8.06(a).

(d) If a designation is revoked, any subsequent distribution must satisfy the requirements of Section 401(a)(9) of the Code and the regulations thereunder. If a designation is revoked subsequent to the date distributions are required to begin, the Trust must distribute by the end of the calendar year following the calendar year in which the revocation occurs the total amount not yet distributed which would have been required to have been distributed to satisfy Section 401(a)(9) of the Code and the regulations thereunder, but for the Tax Equity and Fiscal Responsibility Act of 1982 Section 242(b)(2) election. For calendar years beginning after December 31, 1988, such distributions must meet the minimum distribution incidental benefit requirements in Section 1.401(a)(9)-2 of the proposed Income Tax Regulations. Any changes in

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the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another Beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life). In the case in which an amount is transferred or rolled over to this Plan from another plan, the rules in Q&A J-2 and Q&A J-3 of Section 1.401(a)(9)-1 of the proposed Income Tax Regulations shall apply.

8.08 Required Distributions after December 31, 1989

The following provision shall take effect for distributions made on or after January 1, 2000, notwithstanding any contrary Plan provision.

Notwithstanding the preceding paragraph, in the case of a Participant in active service who is a 5% owner (as defined under Section 416(i) of the Code) of the Employer or an Affiliated Employer, the Participant’s retirement Allowance shall begin not later than April 1 following the calendar year in which he attains age 70½. In the case of any other Participant who attains age 70½ prior to January 1, 2000, payment of such Participant’s Pension shall begin not later than April 1 following the calendar year in which he attains age 70½. Notwithstanding any contrary provision, effective January 1, 2000, in the case of a Participant who is not a 5% owner as described above, payment of such Participant’s retirement Allowance shall begin not later than April 1 of the calendar year following the later of the calendar year in which he attains age 70½ or retires.

In accordance with IRS Announcement 2001-18, with respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Code Section 401(a)((9) in accordance with the regulations under Code Section 401(a)(9) that were proposed on January 17, 2000 and published in the Federal Register, Volume 66, No. 11, Pages 3928 through 3949, notwithstanding any contrary

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Plan provision. This provision shall continue in effect until the end of the last calendar year beginning before the effective date of the final regulations under Code Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.

Effective January 1, 2000, if a Participant, who is not a 5% owner, continues employment with the Employer after his attainment of age 70 ½ and does not commence distribution of his retirement Allowance upon attainment of age 70 ½, his retirement Allowance shall be actuarially increased to take into account the period after age 70 ½ in which he does not receive any benefits under the Plan in accordance with Code Section 401(a)(9)(C)(iii)

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ARTICLE IX

BENEFITS ON TERMINATION OF EMPLOYMENT AND RETIREMENT UPON DISABILITY

9.01 Termination Generally

All rights of a Participant to all benefits under the Plan will cease upon his termination of employment with the Employer prior to satisfaction of the conditions for retirement set forth in Article IV of the Plan, for a reason other than death, except as otherwise provided in the following Sections of this Article. The only benefits of any kind payable under any of the provisions of the Plan in the event of the death of a Participant prior to commencement of his retirement benefit are those provided in Article VI and Article VII hereof.

9.02 Conditions For Vested Retirement Benefits

If a Participant is in the employment of the Employer on the date he attains Normal Retirement Age, he shall have a one hundred percent (100%) vested interest in his Accrued Benefit. If the Participant terminates employment with the Employer at any time prior to his Normal or Early Retirement Date, other than by death or Disability, the Participant shall have a vested interest in his Accrued Benefit equal to the percentage determined in accordance with the following schedule on the basis of his Years of Service:

Number of Years	Percentage of Accrued Benefit
Less than 5 full years	0%
5 full years	100%

9.03 Form And Amount Of Vested Retirement Benefit

(a) A terminated vested Participant shall receive his Accrued Benefit, determined as provided in this Section 9.03, commencing on his Normal Retirement Date. The amount of monthly retirement benefit payable shall be determined in the manner providedin Section 1.01(a).

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(b) If a Participant satisfies the requirement for the commencement of benefits prior to his Normal Retirement Date in accordance with the provisions of Section 4.03(b) the amount of such pension shall be the vested amount provided in Section 9.02 reduced in accordance with the provisions of Section 1.02.

9.04 Single Sum Pay ment Of Value Of Vested Retirement Benefits

(a) Upon a Participant’s termination of Service, the Committee shall direct the Trustee to pay him, in a single sum, an amount equal to the Actuarial Equivalent value, as of the first day of the Plan Year in which the payment is made, through June 30, 1993 and as of the date of payment effective on and after July 1, 1993, of the vested Accrued Benefit payable in lieu of any other form of such retirement benefit, provided the amount of such Actuarial Equivalent is not in excess of three thousand five hundred ($3,500). The Actuarial Equivalent value of such cash out, shall be determined in accordance with the provisions of Section 1.02 of the Plan. The nonvested portion of a Participant’s Accrued Benefit, if any, shall be treated as a forfeiture upon such cash out. For purposes of this Section, if the Actuarial Equivalent value of a Participant’s vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such vested benefit. If the Participant’s vested Accrued Benefit exceeds three thousand five hundred dollars ($3,500), he may elect to receive such amount upon termination of employment, and any nonvested portion of his retirement benefit shall be treated as a forfeiture upon such cash out. The Committee shall offer such Participant an annuity under Section 6.01, or any option under Article VII.

(b) If a Participant receives or is deemed to receive a distribution pursuant to this Section and the Participant resumes covered employment under the Plan, he shall have the right to restore his Employer-derived Accrued Benefit (including all optional forms of benefits and subsidies relating to such benefits) upon the repayment to the Plan of the full amount of the distribution plus interest, compounded annually from the date of distribution at the rate in effect under Section 411(c)(2)(C)(iii) of the Code or any regulations relative thereto, as effective on the

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date of such repayment. Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer, or the date the Participant incurs five (5) consecutive 1-year Breaks in Service following the date of distribution. If repayment is not made as described herein, then all Years of Credited Service for which he received payment shall be disregarded for purposes of determining benefit accrual.

(c) If a Participant receives or is deemed to receive a cashout under paragraph (a) above, then all Years of Credited Service for which he receives payment shall be disregarded for purposes of determining benefit accrual unless he makes the repayment described in paragraph (b) above.

(d) Notwithstanding the above, no restoration of such benefits shall be made and no repayment of such distributions will be permitted in the case of

(i)	any Participant who was fully vested,

(ii)	any Participant who is reemployed after incurring five consecutive Breaks-in-Service,

(iii)	any Participant who incurred a one year Break-in-Service prior to December 9, 1985 and reemployment, or

(iv)	any Participant who did not incur a one year Break-in-Service prior to reemployment by December 9, 1993, but failed to repay the amount distributed within two years of reemployment.

9.05 Participant And Spousal Consent For Immediately Distributable Benefits

If the present value of a Participant’s vested Accrued Benefit exceeds (or at any time of any prior distribution exceeded) three thousand five hundred dollars ($3,500), and the Accrued Benefit is immediately distributable, the Participant and the Participant’s Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit. The consent of the Participant and the Participant’s Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The

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Committee shall notify the Participant and the Participant’s Spouse of the right to defer any distribution until the Participant’s Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under Article VII of the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3), and shall be provided no less than thirty (30) days and no more than ninety (90) days prior to the Annuity Starting Date. Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of an Automatic Joint and Survivor Annuity, described in Section 6.01 of the Plan, while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant’s Spouse shall be required to the extent that a distribution is required to satisfy Section 401(a)(9) or Section 415 of the Code. An Accrued Benefit is “immediately distributable” if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained if not deceased) the later of Normal Retirement Age or age sixty-two (62).

9.06 Disability Termination

(a) A Participant shall be eligible for a Disability Retirement as defined in Section 4.04 if he has incurred, through some unavoidable cause, a total and permanent Disability as defined in Article I. Disability shall be deemed to have resulted from an unavoidable cause unless it was contracted, suffered, or incurred while the Participant was engaged in a willful criminal enterprise or resulted from a deliberate self-inflicted injury.

(b) Upon a Participant’s retirement under this Section 9.06, the Participant shall be automatically entitled to receive a monthly retirement benefit, commencing on the first day of the month following his date of Disability, and continuing on the first day of each month thereafter during his lifetime, only as long as he remains totally and permanently disabled. Such monthly retirement benefit shall be his Accrued Benefit, determined in accordance with Section 1.01 with Average Monthly Compensation as of the date of his Disability retirement. Upon the

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election of the Participant, any pension payable under this Section 9.06 may be paid in any optional method of retirement payment provided in Section 7.01 hereof, with the exception of the Lump Sum option effective July 1, 1993 as provided under Section 7.01 hereof, subject to the spousal consent provisions of Article VI.

(c) Benefits payable under this Section 9.06 shall be in lieu of any benefits payable under any other Section of this Plan; provided however, any loss of rights to benefits under this Section 9.06 shall not deprive a Participant of any benefits that he might otherwise be entitled to receive under the Plan.

(d) Effective July 1, 1993 and at the sole discretion of the Participant, if he is concurrently eligible for an Early Retirement pension at the time of his disability, which pension while smaller than his disability pension would carry an installment certain feature under Section 6.06 which would not be attached to a disability pension, the Participant may elect to take his Early Retirement benefit under Section 5.03.

(e) If a Participant loses all rights to any benefits under this Section 9.06 because, prior to his Normal Retirement Date, his total and permanent Disability has ceased, and if such Participant resumes employment for the Employer immediately after the cessation of such Disability, then automatically after such resumption of employment he shall resume participation in the Plan.

Prior to July 1, 1993, the benefits to which such Participant will subsequently be entitled, however, will be reduced by an amount which is the Actuarial Equivalent of any benefits the Participant has received.

(f) Effective July 1, 1993, in the event that a Participant who has been determined to be totally and permanently disabled recovers sufficiently to have his earning ability partially restored, the degree of partial disability continuing shall be determined as provided in the following paragraph hereof and the pensioner shall thereafter receive the corresponding proportion of his disability pension; for example, if he has recovered twenty-five

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percent (25%) of his earning ability he shall receive thereafter only three-quarters (3/4) of his original pension, and if he is found to be still fifty percent (50%) disabled, he shall receive one-half (1/2) of his original disability pension. If the Participant has recovered more than one-half (1/2) of the earning capacity which he had at the time of his total and permanent disability, his disability income hereunder shall thereupon terminate. No further reduction shall be made in any Participant’s disability pension after he has reached his Normal Retirement Date, but reductions theretofore made shall continue in effect. No reduction shall be made in the disability pension of any Participant who was eligible for an early retirement pension on the date of his disability which would reduce his disability pension to an amount less than the early retirement pension to which he would have been entitled if he had elected the immediate commencement of said early retirement pension.

(g) The Committee shall have the right from time to time to have medical examination or examinations made by a duly licensed physician or physicians selected by it, to determine whether total or partial disability is continuing, and the degree thereof, and to ascertain from the Participant by interrogatories or otherwise the extent to which he has had his earning power restored, and upon such findings to discontinue or reduce payments accordingly. If the disabled Participant refuses to submit to such medical examinations, or submit any other information requested, the Committee shall have the power to suspend or withhold the payment of any benefit until the Participant does so submit. Should a Participant falsify any such statement, his benefit shall thereupon immediately terminate. Based upon such examination and statement of the Participant, the Committee shall then determine whether the pensioner is totally or partially disabled and, if partially, the extent of recovery attained, or whether such disability has fully ceased. The Committee shall have the right to accept and act on evidence acceptable to it for purposes of determining whether the pensioner is still eligible to receive such or any disability payments.

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ARTICLE X

FUNDING

10.01 Contributions By Participants

No contributions by Participants will be required or permitted under the Plan.

10.02 Contributions By Employer

(a) The cost of all benefits payable under the Plan will be borne by the Employer. The Employer shall establish and maintain a policy for funding such cost so that such policy cause the Plan to be funded consistent with Federal law. Contributions by the Employer shall be paid to a Trustee at such times and in such amounts as shall be determined by the Board acting under the advice of an actuary, who shall be an actuary enrolled by the United States Government in accordance with Subtitle C of Title III of the Employee Retirement Income Security Act of 1974, as amended. All contributions shall be irrevocable (except as provided in Section 15.16 hereof) and may be used only for the benefit of the Participants and their Contingent Annuitants, Spouses and/or Beneficiaries.

(b) In addition to its contributions, the Employer may elect to pay all the administrative expenses of the Plan and all fees and retainers of the Plan’s Trustee, Plan Administrator, actuary, accountant, counsel, consultant, Administrator, or other specialist so long as the Plan or Trust Fund remains in effect. If the Employer does not pay all or part of such expenses the Trustee shall pay these expenses from the Trust Fund. All expenses directly relating to the investments of the Trust Fund, including taxes, brokerage commissions, and registration charges must be paid from the Trust Fund.

10.03 Fund

The Employer, in order to establish a fund for payment of benefits under the Plan, has entered into a Trust Agreement with the Trustee, whereby the contributions are held, invested and applied to the payment of benefits hereunder. The Trust Agreement shall contain

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such powers and reservations as to investments, reinvestment, control and disbursements of the funds, and such other provisions consistent with the provisions of the Plan and its nature and purposes as shall be agreed upon and set forth therein. The Trustee shall, in accordance with the terms of such agreement, accept and receive all sums of money paid to it from time to time by the Employer and shall hold, invest, reinvest, manage and administer such moneys and the increment, increase, earnings and income thereof as a fund for the exclusive benefit of the Participants and their Contingent Annuitants, Spouses and/or Beneficiaries. The Trustee shall not have the power to inquire into the correctness of the amounts tendered to it as required by the Plan, nor to enforce the payment of any contributions hereunder.

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ARTICLE XI

ADMINISTRATION

11.01 Assignment Of Administrative Authority

The Board shall appoint a Committee the members of which shall be officers or other Employees, or any other individuals, who shall be appointed by and serve at the pleasure of the Board. A member may resign, by written resignation to the Board and Committee. Vacancies arising by virtue of resignation, death or otherwise, shall be filled by the Board. The members of the Committee shall exercise their duties on the Committee as fiduciaries, having due regard for the standards that a prudent man would exercise under similar circumstances. No member shall participate in the discussion or vote on any matter regarding his own benefit.

11.02 Organization And Operation Of Committee

The Committee shall hold meetings upon such notice, at such place or places and at such time or times, as the Committee may, from time to time, determine. The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name or names of its member or members so designated. Committee directions to the Trustee must be performed in a manner consistent with the terms of the applicable Trust Agreement. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. It may appoint such agents who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The compensation of such agents shall be fixed by the Committee within limits set by the Board. Any delegates appointed by the Committee pursuant to this

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Section 11.02 shall enjoy and be bound by the same powers and duties accorded to the Committee by Section 11.03.

11.03 Powers And Duties

The Committee shall administer the Plan in accordance with its terms and pursuant to uniform rules of procedure. The Committee shall exercise sole, unilateral, and absolute discretionary authority to determine all matters arising in the administration, interpretation and application of the Plan including, but not limited to, all questions of coverage, eligibility for, amount of, and methods of providing or arranging for Plan benefits and the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision. All disbursements of benefits under the Plan by the Plan Administrator shall be made upon, and in accordance with, the written instructions of the Plan Administrator. The decisions of the Plan Administrator shall be conclusive, final, and binding upon all persons dealing with the Plan or Fund or claiming benefits and shall be given deference in any arbitral or judicial appeal of the decision. In any such appeal, the Plan Administrator’s determination may be overturned only if their interpretation of the Plan or Agreement and Declaration of Trust was arbitrary and capricious or if the Plan Administrator’s decision was otherwise arbitrary and capricious.

11.04 Records And Reports Of Committee

The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for proper administration of the Plan. The Committee shall notify the Board of any action taken by the Committee and, when required, shall notify any other interested person or persons.

11.05 Payment Of Expenses

The members of the Committee shall serve without compensation for services as such, but the Employer shall pay or reimburse the Committee for all expenses reasonably incurred by the Committee, including the compensation of its agents.

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11.06 Determination Of Benefits

(a) The Committee shall establish rules and procedures to be followed by the Participants, Spouses and Contingent Annuitants, in filing applications for benefits and for furnishing and verifying proofs necessary to establish age, Service, Credited Service, Average Monthly Compensation, and any other matters required in order to establish the right to benefits in accordance with the Plan.

(b) The Committee shall receive all applications for benefits. Upon receipt by the Committee of such an application, it shall determine all facts which are necessary to establish the right of the applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. Upon request, the Committee will afford any applicant the right of a hearing with respect to any finding of fact or determination.

(c) To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee of all matters relating to the retirement, death or other cause for termination of employment of all Participants and such other pertinent facts as the Committee may require; and the Committee shall advise the Trustee of such of the foregoing facts as may be pertinent to the Trustee’s administration of the Fund.

11.07 Additional Committee Duties

The Committee shall prepare and distribute to the Participants, at the expense of the Employer, and in such a manner as it shall deem appropriate, information concerning the Plan.

11.08 Reliance On Reports

Members of the Committee and the Employer shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any actuary designated by the Board, upon all certificates and reports made by an accountant selected or approved by the Board, upon all opinions by any counsel selected or approved by the Committee and upon all opinions by any counsel selected or approved by the Board, and the members of the Committee and the

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Employer and its officers and the Trustee shall be fully protected in respect to any action taken or suffered in good faith reliance upon the advice or opinion of any such actuary, accountant, physician or counsel, provided such actuary, accountant, physician or counsel was selected in a prudent manner, and all action so taken or suffered shall be conclusive upon each of them and upon all Participants, Contingent Annuitants, Spouses and/or Beneficiaries.

11.09 Liability And Indemnification

The members of the Committee shall act as fiduciaries with respect to all of the provisions of the Plan, except with regard to the holding, investing, reinvesting and managing the assets of the Fund, and shall act with respect to all matters within their scope of authority as prudent men would act under like circumstances. The Trustee designated hereof shall be a fiduciary or fiduciaries solely with regard to the holding, investing, reinvesting and managing of the assets of the Fund. Nevertheless, the Employer shall indemnify the members of the Committee with regard to any expense the Trustee may incur in defending a suit arising out of the performance of the duties imposed upon it by this Plan or any liability that may arise with respect to the payment of any judgment or settlement arising from any responsibility imposed by this Plan, except for any wilful misconduct or any act done in bad faith. The Employer shall also indemnify any member of the Board and any other Employee of the Employer with regard to any expense they may incur in defending a suit arising out of the performance of the duties imposed upon them by this Plan or any liability that may arise with respect to the payment of any judgment or settlement from any responsibility imposed by this Plan, except for any wilful misconduct or any act done in bad faith.

11.10 Limitation Of Powers Of Committee

The Committee shall have no power in any way to modify, alter, add to or subtract from any provision of the Plan without formal Plan amendment. Further, actions taken or instructions given by the Committee shall be uniform in their nature and applicable to all Participants in a non-discriminatory manner.

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11.11 Claim Procedure For Benefits

(a) Any application for benefits or request for specific information with respect to benefits under the Plan, must be made to the Committee in writing by a Participant or his Beneficiary. Oral communications will not be recognized as a formal request or claim for benefits.

(b) The Committee shall provide adequate notice in writing to any Participant or Beneficiary whose claim for benefits under the Plan has been denied (i) setting forth the specific reasons for such denial, specific references to pertinent plan provisions, a description of any material and information which had been requested but not received by the Committee, and (ii) advising such Participant or Beneficiary that any appeal of such adverse determination must be in writing to the Committee, within such period of time designated by the Committee but, until changed, not more than sixty (60) days after receipt of such notification, and must include a full description of the pertinent issues and basis of claim.

(c) If the Participant or Beneficiary fails to appeal such action to the Committee in writing within the prescribed period of time, the Committee’s adverse determination shall be final.

(d) If an appeal is filed with the Committee, the Participant or Beneficiary shall submit such issues he feels are pertinent and the Committee shall re-examine all facts, make a final determination as to whether the denial of benefits is justified under the circumstances, and advise the Participant or Beneficiary in writing of its decision and the specific reasons on which such decision was based, within sixty (60) days of receipt of such written request, unless special circumstances require a reasonable extension of such 60-day period.

(e) Notwithstanding any contrary Plan provision, all decisions of the Plan Administrator shall be final, conclusive and binding on all parties and shall not be overturned

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unless such decision is determined by a court of competent jurisdiction to be arbitrary and capricious.

(f) No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with paragraph (a), (ii) has been notified by Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with paragraph (d) and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, however, that legal action may be brought after the Committee has failed to take any action on the claim within the time prescribed by paragraphs (b) and (e) above.

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ARTICLE XII

AMENDMENT AND TERMINATION OF THE PLAN

12.01 Amendment Of Plan

(a) The Employer shall, by action of the Board, have the right at any time, and from time to time, to amend, in whole or in part, any or all of the provisions of the Plan. The Plan may be amended or otherwise modified by the Board of Directors and copies of any such amendment or modification shall be sent to the governing body of each Company for adoption. The rights of anyone who retired, terminated employment or died before the effective date of any amendment to the Plan shall be determined in accordance with the terms and provisions of the Plan in effect on the date of such retirement, termination of employment or death, except as otherwise specifically provided in such amendment. However, no such amendment shall authorize or permit any part of the Fund (other than such part as is required to pay taxes and administration expenses) to be used or diverted to purposes other than for the exclusive benefit of the Participants or their Contingent Annuitants, Spouses or Beneficiaries; no such amendment shall cause any reduction in the amount of benefits which at the time of such amendment shall have accrued for the Participants or their Contingent Annuitants, Spouses or Beneficiaries, or cause or permit any portion of the Fund to revert to or become property of the Employer, except as provided in Section 12.02 hereof in the event of the termination of the Plan; and no such amendment which affects the rights, duties or responsibilities of a Trustee may be made without the affected party’s written consent.

(b) Furthermore, no amendment shall be made to the vesting provisions of Article IX of the Plan which has the effect of reducing the nonforfeitable benefit to which the Participant would have been entitled to in accordance with the provisions of Article IX if he had terminated his employment with the Employer on the date on which such amendment is to be effective, nor shall any amendment affecting the vesting provisions in Article IX of the Plan be

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made unless any Participant who has completed three (3) Years of Service on the date on which such amendment is to be effective, is allowed to elect to have this nonforfeitable percentage computed under the prior vesting schedule. For Participants who do not have one (1) Hour of Service in any Plan Year beginning after December 31,1988, the preceding sentence shall be applied by substituting “five (5)” for “three (3)” Years of Service.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(i)	sixty (60) days after the amendment is adopted;

(ii)	sixty (60) days after the amendment becomes effective; or

(iii)	sixty (60) days after the Participant is issued written notice of the amendment by the Committee.

(c) Any amendment to the Plan shall become effective upon execution of an appropriate written instrument, undertaken pursuant to authorization by the Board, except that for the purposes of this Section 12.01, should the top heavy provisions of Section 16.02 become operative, the vesting schedule in Section 9.02 shall be deemed to have been amended.

12.02 Termination Of Plan

(a) The Trust established under Article X hereof, shall be an irrevocable Trust and the Employer expects to continue the Plan indefinitely. However, necessarily, the Employer by action of the Board reserves the right to terminate the Plan at any time. If the Employer terminates the Plan, or it is otherwise terminated, the Trustee shall continue to administer the Fund in accordance with the provisions hereof. Under no conditions, however, will any portion of the Fund at any time revert to or become the property of the Employer. Upon termination or partial termination of the Plan, the rights of each Participant involved in such termination to benefits accrued to the date of such termination or partial termination are nonforfeitable.

(b) However, any termination (other than a partial termination or an involuntary termination pursuant to Section 4042 of ERISA) must satisfy the requirements and

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follow the procedures outlined herein and in Section 4041 of ERISA for a Standard Termination or a Distress Termination. Upon any termination (full or partial), all amounts shall be allocated in accordance with the provisions hereof and the Accrued Benefit, to the extent funded as of such date, of each affected Participant shall become fully vested and shall not thereafter be subject to forfeiture.

(c) Standard Termination Procedure

(i)	The Administrator shall first notify all “affected parties” (as defined in Section 4001(a)(21) of ERISA) of the Employer’s intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. However, in the case of a standard termination, it shall not be necessary to provide such notice to the Pension Benefit Guaranty Corporation (PBGC). As soon as practicable after the termination notice is given, the Administrator shall provide a follow-up notice to the PBGC setting forth the following:

(A)	a certification of an enrolled actuary of the projected amount of the assets of the Plan as of the proposed date of final distribution of assets, the actuarial present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under the Plan as of the proposed termination date, and confirmation that the Plan is projected to be sufficient for such “benefit liabilities” as of the proposed date of final distribution;

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(B)	a certification by the Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

(C)	such other information as the PBGC may prescribe by regulation.

The certification of the enrolled actuary and of the Administrator shall not be applicable in the case of a plan funded exclusively by individual insurance contracts.

(ii)	No later than the date on which the follow-up notice is sent to the PBGC, the Administrator shall provide all Participants and Beneficiaries under the Plan with an explanatory statement specifying each such person’s “benefit liabilities”, the benefit form on the basis of which such amount is determined, and any additional information used in determining “benefit liabilities” that may be required pursuant to regulations promulgated by the PBGC.

(iii)	A standard termination may only take place if at the time the final distribution of assets occurs, the Plan is sufficient to meet all “benefit liabilities” determined as of the termination date.

(d) Distress Termination Procedure

(i)	The Administrator shall first notify all “affected parties” of the Employer’s intention to terminate the Plan and the proposed date of termination. Such termination notice must be provided at least sixty (60) days prior to the proposed termination date. As soon as practicable after the termination notice is given, the Administrator

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     shall also provide a follow-up notice to the PBGC setting forth the following:

(A)	a certification of an enrolled actuary of the amount, as of the proposed termination date, of the current value of the assets of the Plan, the actuarial present value (as of such date) of the “benefit liabilities” under the Plan, whether the Plan is sufficient for “benefit liabilities” as of such date, the actuarial present value (as of such date) of benefits under the Plan guaranteed under Section 4022 of ERISA, and whether the Plan is sufficient for guaranteed benefits as of such date;

(B)	in any case in which the Plan is not sufficient for “benefit liabilities” as of such date, the name and address of each Participant and Beneficiary under the Plan as of such date;

(C)	a certification by the Administrator that the information provided to the PBGC and upon which the enrolled actuary based his certification is accurate and complete; and

(D)	such other information as the PBGC may prescribe by regulation.

The certification of the enrolled actuary and of the Administrator shall not be applicable in the case of a plan funded exclusively by individual insurance contracts.

(ii) A distress termination may only take place if:

(A)	the Employer demonstrates to the PBGC that such termination is necessary to enable the Employer to pay its debts while staying in business, or to avoid unreasonably

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burdensome pension costs caused by a decline in the Employer’s work force;

(B)	the Employer is the subject of a petition seeking liquidation in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date; or

(C)	the Employer is the subject of a petition seeking reorganization in a bankruptcy or insolvency proceeding which has not been dismissed as of the proposed termination date, and the bankruptcy court (or such other appropriate court) approves the termination and determines that the Employer will be unable to continue in business outside a Chapter Il reorganization process and that such termination is necessary to enable the Employer to pay its debts pursuant to a plan of reorganization.

(e) Priority and Payment of Benefits

In the case of a distress termination, upon approval by the PBGC that the Plan is sufficient for “benefit liabilities” or for “guaranteed benefits”, or in the case of a standard termination, a letter of non-compliance has not been issued within the sixty (60) day period (as extended) following the receipt by the PBGC of the follow-up notice, the Administrator shall allocate the assets of the Plan among Participants and Beneficiaries pursuant to Section 4044(a) of ERISA.

As soon as practicable thereafter, the assets of the Plan shall be distributed to the Participants and Beneficiaries, in cash, in property or through the purchase of irrevocable commitments form an insurer, in a manner consistent with the Plan. However, if all liabilities with respect to Participants and Beneficiaries under the Plan have been satisfied and there remains a balance in the Trust due to erroneous actuarial computation, such balance, if any, shall be returned to

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the Employer. A return shall not be treated as effective before the end of the fifth calendar year following the adoption of this provision. If the Plan terminates prior to such date, excess assets shall be reallocated to Participants. In the case of a distress termination in which the PHGC is unable to determine that the Plan is sufficient for guaranteed benefits, the assets of the Plan shall only be distributed in accordance with proceedings instituted by the PHGC.

(f) The termination of the Plan shall comply with such other requirements and rules as may be promulgated by the PBGC under authority of Title IV of ERISA, including any rules relating to time periods or deadlines for providing notice or for making a necessary filing.

(g) Limit For 25 Highest Paid Employees

(i)	For Plan Years beginning before January 1, 1992, Employer contributions on behalf of any of the twenty-five (25) highest paid Employees at the time the Plan is established and whose anticipated annual benefit exceeds one thousand five hundred dollars ($1,500) will be restricted as provided in paragraph (ii) upon the occurrence of the following conditions:

(A)	The Plan is terminated within ten (10) years after its establishment,

(B)	The benefits of such highest paid Employee become payable within ten (10) years after the establishment of the Plan, or

(C)	If Section 412 of the Code (without regard to Section 412(h)(2)) does not apply to this Plan, the benefits of such Employee become payable after the Plan has been in effect for ten (10) years, and the full current costs of the Plan for the first ten (10) years have not been funded.

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(ii)	Employer contributions which may be used for the benefit of an Employee described in paragraph (i) shall not exceed the greater of twenty thousand dollars ($20,000), or twenty percent (20%) of the first fifty thousand dollars ($50,000) of the Employee’s compensation multiplied by the number of years between the date of the establishment of the Plan and:

(A)	If (i)(A) applies, the date of the termination of the Plan,

(B)	If (i)(B) applies, the date the benefits become payable, or

(C)	If (i)(C) applies, the date of the failure to meet the full current costs.

(iii)	If the Plan is amended so as to increase the benefit actually payable in the event of the subsequent termination of the Plan, then the provisions of the above paragraphs shall be applied to the Plan as so changed as if it were a new Plan established on the date of the change. The original group of twenty-five (25) Employees (as described in (i) above) will continue to have the limitations in (ii) apply as if the Plan had not been changed. The restrictions relating to the change of Plan should apply to benefits or funds for each of the twenty-five (25) highest paid Employees on the effective date of the change except that such restrictions need not apply with respect to any Employee in this group for whom the normal annual pension or annuity provided by Employer contributions prior to that date and during the ensuing ten (10) years, based on his rate of Compensation on that date, could not exceed one thousand five hundred ($1,500).

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The Employer contributions which may be used for the benefit of the new group of twenty-five (25) Employees will be limited to the greater of:

(A)	The Employer contributions (or funds attributable thereto) which would have been applied to provide the benefits for the Employee if the previous Plan had been continued without change; .

(B)	Twenty thousand dollars ($20,000); or

(C)	The sum of (1) the Employer contributions (or funds attributable thereto) which would have been applied to provide benefits for the Employee under the previous Plan if it had been terminated the day before the effective date of change, and (2) an amount computed by multiplying the number of years for which the current costs of the Plan after that date are met by (a) twenty percent (20%) of his annual Compensation, or (b) ten thousand dollars ($10,000), whichever is smaller.

(iv)	Notwithstanding the above limitations, the following limitations will apply if they would result in a greater amount of employer contributions to be used for the benefit of the restricted Employee:

(A)	In the case of a substantial owner (as defined in Section 4022(b)(5) of ERISA), a dollar amount which equals the present value of the benefit guaranteed for such Employee under Section 4022 of ERISA, or if the Plan has not terminated, the present value of the benefit that would be guaranteed if the Plan terminated on the date the benefit

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commences, determined in accordance with regulations of the PBGC; and

(B)	In the case of the other restricted Employees, a dollar amount which equals the present value of the maximum benefit described in Section 4022(b)(3)(B) of ERISA (determined on the earlier of the date the Plan terminates or the date benefits commence, and determined in accordance with regulations of PBGC) without regard to any other limitations in Section 4022 of ERISA.

(v)	Notwithstanding the otherwise applicable restrictions on distributions of benefits incident to early Plan termination, a Participant’s otherwise restricted benefit may be distributed in full upon depositing with an acceptable depository property having a fair market value equal to one hundred twenty-five percent (125%) of the amount which would be repayable had the Plan terminated on the date of the lump sum distribution. If the market value of the property held by the depository falls below one hundred ten percent (110%) of the amount which would be repayable if the Plan were then to terminate, additional property necessary to bring the value of the property held by the depository up to one hundred twenty-five percent (125%) of such amount will be deposited.

(vi)	In years beginning on or after January 1, 1992 and in the event of Plan termination, the benefit of any Highly Compensated active or former Employee is limited to a benefit that is nondiscriminatory under Section 401(a)(4).

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For Plan Years beginning on or after January 1, 1992, benefits distributed to any of the twenty-five (25) most Highly Compensated active and former Highly Compensated Employees are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the Employee under a single life annuity that is the Actuarial Equivalent of the sum of the Employee’s Accrued Benefit and the Employee’s other benefits under the Plan.

The preceding paragraph shall not apply if: (a) after payment of the benefit to an Employee described in the preceding paragraph, the value of plan assets equals or exceeds one hundred ten percent (110%) of the value of current liabilities, as defined in Code Section 412(1)(7), or (b) the value of the benefits for an Employee described above is less than one percent (1%) of the value of current liabilities. For purposes of this Section, benefit includes loans in excess of the amount set forth in Code Section 72(p)(2)(a), any periodic income, any withdrawal values payable to a living Employee, and any death benefits not provided for by insurance on the Employee’s life.

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ARTICLE XIII

THE TRUSTEE

13.01 Appointment

The Board of Directors shall appoint one or more Trustees who shall have all powers necessary for the performance of their duties.

13.02 Resignation

Any Trustee may resign by written notice addressed to the Board of Directors. The Board of Directors shall have the power to remove a Trustee and to fill vacancies among the Trustees. The appointment of a Trustee shall become effective upon his written acceptance, addressed to the Board of Directors.

13.03 Decisions

When more than one Trustee is appointed for a period, all acts and the decisions of the Trustees shall be by a majority of the Trustees. Any one of the Trustees may sign, on behalf of all, applications for policies or any papers which may be required by any insurer, provided, however, that any bank checks, withdrawal orders or other documents not required by an insurer shall be signed by at least two Trustees. However, this requirement may be altered by unanimous consent of all Trustees.

13.04 Participation

No Trustee shall be precluded from becoming a Participant under this Trust upon his meeting the requirement for eligibility. No Trustee, however, shall participate in a decision of the Trustees affecting his individual benefits.

13.05 Records

The Trustees shall keep records of the operation of the Trust and may file with the Board of Directors such accounting of their acts as they may deem appropriate. If the Board of Directors shall approve and allow the same, such accounting shall become final and binding

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upon all persons having any interest hereunder and shall be full discharge and acquittance to the Trustees with respect to matters set forth therein.

13.06 Responsibilities

The Trustees may engage agents to assist them in their duties and may consult counsel who may be counsel to the Employer. The Trustees shall be fully protected against any action taken in good faith in reliance upon any reports or opinion of such agents or counsel. All actions of the Trustees shall be taken in a prudent manner using the same standards of care, conduct and prudence as a like prudent man familiar with such matters and familiar with the goals of the Trust would so act. The Trustees shall be indemnified by the Employer against any judgement and/or settlement, as well as any expenses reasonably incurred by them in connection with any action to which they may be a party by reason of their duties as Trustees.

13.07 Settlement Of Disputes

The Trustees shall have the right to judicial settlement of their accounts. In the event that any dispute shall arise as to any act to be performed by the Trustees, the Trustees may postpone performance until adjudication of such dispute in a court of competent jurisdiction or until they shall have been indemnified to their satisfaction against loss.

13.08 Authority And Powers

The Trustees are authorized and empowered with respect to the Trust Fund:

(a)	To invest and reinvest the Fund, without distinction between principal and income, in stocks, bonds, notes or other evidences of indebtedness or ownership (including but not limited to shares in investment trusts), whether unsecured or secured by mortgages on real or personal property wherever situated, or other securities or investments and in any property, real or personal, without being restricted to securities or other property of the character required for investment by trustees or which are legal for fiduciaries or for the investment of trust funds under any present or

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any future law; to keep all or any portion of the Fund on deposit in an account or accounts whether in savings banks, commercial banks or federal savings and loan institutions; and, in their discretion, but subject to prevailing law, to invest in the stocks, bonds, property, or other secured obligations of the Employer or of any corporation which may hereafter acquire or succeed to the assets or business of, or acquire or merge with, the Employer, provided, however, that any such investments shall be deemed by the Trustees to be for the exclusive benefit of the Employees and not for the purpose of benefiting the Employer. However, in no event may the total Trust investments in qualifying employer securities (as defined in ERISA Section 407) exceed ten percent (10%) of the assets of the Fund;

(b)	To sell, convert, redeem, exchange, or otherwise dispose of any real or personal property, for cash or credit, without obligation on the part of any person dealing with the Trustees to see to the application of the proceeds or to inquire into the validity, expediency or propriety of any such disposition;

(c)	To manage, repair and improve, and mortgage or lease for any length of time any real property held in the Fund; to renew or extend any mortgage, upon any terms, the Trustees may deem expedient; to agree to the reduction of the rate of interest or any other modification in the terms of any mortgage or of any guarantee pertaining to it; to enforce any covenant or condition of any mortgage or guarantee or to waive any default in the performance thereof; to exercise and enforce any right or power of foreclosure; to bid in property for foreclosure; to take a deed in lieu of foreclosure with or without paying consideration therefor and in

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connection therewith to release an obligation on the bond secured by the mortgage; and to exercise and enforce in any action, suit or proceeding at law or in equity and rights or remedies in respect to any mortgage or guarantee;

(d)	To vote any stocks, bonds or other securities held in the Fund; to delegate discretionary voting power in one or more proxies or to trustees of a voting trust for any period of time; and to exercise, personally or by power of attorney, any right appurtenant to any securities or other property of the Fund;

(e)	To join in or oppose any reorganization, recapitalization, consolidation or merger, or any plan therefor, or any lease, mortgage or sale of the property to any organization the securities of which are held in the Fund; to pay from the Fund any assessments, charge or compensation specified in any plan; to deposit any property with any committee of depository; and to retain any property allotted to the Fund in any reorganization, recapitalization, consolidation, or merger, whether or not it shall be an investment of the character above permitted;

(f)	To exercise or sell any conversion or subscription right appurtenant to any stock, security or other property held in the Fund;

(g)	To borrow money, in any amount and upon any terms and conditions, for purposes of this Trust, which shall include but shall not be limited to the purchase of securities for purposes of investment, provided that there shall be no obligation on the part of any person lending money to the Trustees, pursuant to the provisions hereof, to see to the application of any such funds, or to inquire into the validity, expediency or propriety of any such disposition;

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(h)	To compromise, settle, or arbitrate any claim, debt, or obligation of or against the Fund; to enforce or abstain from enforcing any right, claim, debt or obligations; and to abandon any property determined by them to be worthless;

(i)	To continue to hold any property of the Fund, whether or not it shall continue to be an investment of the character above permitted, and whether or not productive of income; to reserve from investment and keep unproductive of income, without liability for interest, such as the Trustees from time to time may specify;

(j)	To hold property of the Fund in their own names or in the name of a nominee or nominees, without disclosure of the Trust, or in bearer form so that it will pass by delivery, but no such holdings shall relieve the Trustees of their responsibility for the safe custody and disposition of the Fund in accordance with the provisions of this Trust, and Trustees’ books and records shall at all times show that such property is part of the Fund. The Trustees shall not be responsible for any act or omission by any nominee appointed pursuant to this Section, and they shall be fully protected in relying upon any statement or account from such custodian;

(k)	To employ in the management of the Fund, accountants, attorneys, and such other persons, firms or corporations as the Trustees may designate as their agents, and to pay from the Fund the reasonable expenses and compensation of such agents (subject, however, to the provisions of the Trust Agreement calling for payment by the Employer of the expenses of the Trust), without liability for any loss occasioned by any agents selected by the Trustees with reasonable care;

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(l)	To make, execute, and deliver, as Trustees, any deeds, conveyances, leases, mortgages, contracts, waivers, releases or other instruments in writing;

(m)	To do all other acts that the Trustees may deem necessary or proper to carry out any of the foregoing powers or otherwise in the best interests of the Trust.

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ARTICLE XIV

PARTICIPATING COMPANIES

14.01 Adoption By Other Entities

Any corporation or other business entity may, by resolution of its own governing body, and with the written approval of the Board, adopt the Plan and thereby become an Employer. Notwithstanding the adoption of the Plan by other entities, the Plan will be administered as a single plan and all Plan assets will be available to pay benefits to all Participants under the Plan.

14.02 Actuarial Valuation

The Committee shall have the Plan’s actuary make an annual consolidated actuarial valuation with respect to the Plan to determine the contribution as required in accordance with Article X.

14.03 Right To Withdraw (Plan Spinoff)

Each Employer having adopted the Plan shall have the right as of the last day of any month to withdraw from the Plan and/or Trust Agreement by delivering to the Board, the Committee and the Trustee written notification from its own governing body of such action and setting forth the date as of which the withdrawal shall be effective.

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ARTICLE XV

MISCELLANEOUS

15.01 Headings And Subheadings

The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

15.02 Gender And Number

Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

15.03 Participants’ Rights: Acquittance

Neither the establishment of the Plan, nor any modification thereof, nor the creation of the Fund, nor the payment of any benefits, shall be construed as giving to a Participant or other person any legal or equitable right against the Employer, or any officer or Employee thereof, or a Trustee, or the Committee, except as herein provided. Under no circumstances shall the terms of employment of a Participant be modified or in any way affected hereby.

15.04 Receipt Or Release

Any payment to a Participant, Contingent Annuitant, Spouse or Beneficiary or to their legal representatives, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Trustee, the Committee and the Employer, any of whom may require such Participant, Contingent Annuitant, Spouse, Beneficiary, or legal representative, as a condition precedent to such payment, to execute a receipt and release therefore in such form as shall be determined by a Trustee, the Committee or the Employer as the case may be.

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15.05 Spendthrift Clause

Except insofar as may be contrary to any applicable law, no payment of any benefit under the Plan shall be assignable and no such payment or contribution shall be subject to the claims of any creditor. The preceding sentence shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant, pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code, or any domestic relations order entered before January 1, 1985, or any court judgement, order, or decree issued due to the Employee’s involvement in a fiduciary breach or conviction of a crime or other situation involving the Plan, as described under Code Section 401(a)(13). In any event, benefits shall be paid from the Plan in accordance with the applicable requirements of such Qualified Domestic Relations Order. The Committee shall set forth in writing, reasonable procedures for determining the qualified status of a domestic relations order and for administering distributions under such qualified order.

15.06 Payments To Legally Incompetent

If any Participant, Contingent Annuitant, Spouse or Beneficiary is a minor or is, in the judgment of the Committee, otherwise legally incapable of personally receiving and giving a valid receipt for any payment due him under the Plan, the Committee may, unless and until claim shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person’s Spouse, child, parent, brother or sister or other person deemed by the Committee to have incurred expense for or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.

15.07 Delegation Of Authority By The Board

Whenever the Employer, under the terms of the Plan, is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any person thereunto duly authorized by the Board.

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15.08 Distribution Of Benefits Under Plan

No benefits shall be distributed under the Plan except (a) in the event of the retirement of a Participant as provided in Article IV hereof, (b) in the event of death, disability, or other termination of employment of a Participant before retirement for any cause as provided in Article VI and Article IX hereof, or (c) in the event that a court of competent jurisdiction compels payment of benefits from this Plan pursuant to an order which the Committee determines to be a Qualified Domestic Relations Order, as described in Code Section 414(p). The Committee shall establish rules to determine whether a court order is a Qualified Domestic Relations Order.

15.09 Divestment Of Benefits

No payment of benefits provided under the Plan shall be forfeited, when due, because of any action of a Participant or his Contingent Annuitant, Spouse or Beneficiary, except for the lack of fulfillment of any requirement under any of the terms of the Plan for the completion of any specified period of Service, Credited Service or the attainment of any specified age, for qualification for such benefits.

15.10 Construction Of Plan

The Plan shall be governed and construed under the laws of the Commonwealth of Pennsylvania to the extent not preempted by ERISA.

15.11 Execution Of Plan

The Plan may be executed in any number of counterparts, each of which may be deemed the original although the others shall not be produced.

15.12 Deductibility Of Contributions

All Contributions made by the Employer shall be conditional on their deductibility under Code Section 404. Any Employer Contributions which are determined to be nondeductible shall be returned to the Employer within one (1) year from the date of disallowance.

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15.13 Lost Beneficiary or Participant

If a benefit is forfeited because the Participant, Spouse, Contingent Annuitant or Beneficiary cannot be found, such benefit will be reinstated if a claim is made by the Participant, Spouse, Contingent Annuitant or Beneficiary.

In the event that any check or final notice of payment of benefits under the Plan remains outstanding at the expiration of six months from the date of mailing of such check or notice to the last known address of the payee, the Committee shall notify the Trustee to stop payment on all outstanding checks and to suspend the issuance of further checks or notice, if any, to such payee. If, during the three-year period (or such other period as specified in the Trust Agreement) from the date of mailing of the first such check or of notice that a benefit is due under the Plan, the Committee cannot establish contact with the payee by taking such action as it deems appropriate and the payee does not make contact with the Committee, any benefits to which such payee is entitled shall be forfeited. Any benefit so forfeited shall be restored if a claim is made for the unpaid benefit at any subsequent date and the Plan has not been terminated as of such date. Contributions required to be made in accordance with Article X shall reflect such forfeitures and restoration in the same manner as expense gains and losses are reflected in the funding method used by the Plan.

15.14 Duplication Of Benefits

(a) If a Participant is entitled to any retirement income or other benefits attributable to Employer Contributions from any other qualified defined benefit retirement plan or annuity maintained by the Employer, the benefits to which such Participant may be entitled under this Plan shall be reduced by an amount equal to such other retirement income or benefits, to the extent such benefits are attributable to concurrent periods of employment.

(b) In the determination of any benefit to which a Participant or Beneficiary will be entitled under the Plan, adjustments shall be made to reflect any amounts previously distributed under the Plan and to reflect any amounts required to be paid to the Participant’s

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Spouse or former Spouse under any law or Qualified Domestic Relations Order as described in Code Section 414(p).

15.15 Merger Or Consolidation

The Plan may be merged or consolidated with, or its assets or liabilities transferred in whole or in part to, another Plan which meets the requirements of Sections 401(a) and 501(a) of the Code only if each Participant would, if either the Plan or the other plan terminated immediately after the merger, consolidation or transfer, then receive a benefit which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan then terminated.

15.16 Return of Contributions As A Result Of Mistake Of Fact

Notwithstanding any other provision to the contrary the general prohibition against diversion of plan assets does not preclude the return of contributions made by an Employer to the Plan if the contribution was made by reason of a mistake of fact and the return to the Employer of the amount involved is made within one year of the mistaken payment of the contribution.

15.17 Direct Rollover Of Eligible Rollover Distributions

(a) With respect to distributions made on and after January 1, 1993, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid, in a direct rollover, directly to an Eligible Retirement Plan specified by the Distributee, subject to the limitations and exceptions granted in proposed and temporary regulations issued under Section 401(a)(31) of the Code and other guidance issued for reliance by the Internal Revenue Service.

The Committee, in establishing administrative procedures and plan distribution rules, shall comply with the provisions of Section 401(a)(31) of the Code and proposed and temporary as well as any future final regulations thereunder, including any guidance issued for reliance by the Internal Revenue Service.

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(b) Definitions.

(i)	Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(ii)	Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii)	Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse or former Spouse who is an alternate payee

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under a Qualified Domestic Relations Order as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

(iv)	Direct Rollover: A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

15.18 Qualified Domestic Relations Orders

(a) Qualified Domestic Relations Order

(i)	A Qualified Domestic Relations Order (hereinafter referred to as “QDRO”) is a Domestic Relations Order which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant under the Plan, and which the Committee has determined meets the requirements of Paragraphs (ii) and (iii).

(ii)	A Domestic Relations Order meets the requirements of a QDRO only if the order clearly specifies

(A)	the name and the last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the order;

(B)	the amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined;

(C)	the number of payments or period to which such order applies; and

(D)	that the order applies to this Plan.

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(iii)	A Domestic Relations Order meets the requirements of a QDRO only if the order

(A)	does not require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan;

(B)	does not require the Plan to provide increased benefits (determined on the basis of actuarial value); and

(C)	does not require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another Domestic Relations Order previously determined to be a QDRO.

(iv)	In the case of any payment before a Participant has separated from service, a QDRO shall not be treated as failing to meet the requirements of Paragraph (iii)(A) above solely because the order requires the payment of benefits to an Alternate Payee

(A)	on or after the date on which the Participant attains (or would have attained) the Earliest Retirement Age;

(B)	as if the Participant had retired on the date such payment is to begin under such order; and

(C)	in any form in which such benefits may be paid under the Plan to the Participant (other than in the form of a joint and survivor annuity with respect to the Alternate Payee and his or her subsequent spouse).

(v)	For purposes of Paragraph (iv), Earliest Retirement Age means the earlier of:

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(A)	the date on which the Participant is entitled to a distribution under the Plan; or

(B)	the later of (1) the date the Participant attains age 50 or (2) the earliest date on which the Participant could begin receiving benefits under the Plan if such Participant separated from service.

Notwithstanding any provisions of the Plan to the contrary, if the present value of any series of payments under a QDRO amounts to $3,500 or less, a lump sum payment of Actuarial Equivalent value, determined in the manner described Section 1.02 shall be made in lieu of a series of payments, if the provisions or such judgment, decree or order so provide. Such lump sum payment may be made to the alternate payee prior to the Participant’s earliest retirement age as described under the Plan. Nothing in this provision shall permit the Participant to receive a distribution at a date otherwise not permitted under Section 4.03 nor shall it permit the Alternate Payee or receive a form of payment not permitted in Section 7.01.

(b) Procedures

Upon receipt of a Domestic Relations Order, the Committee shall take, or cause to be taken, the following actions:

(i)	The Committee shall promptly notify the Participant, each Alternate Payee covered by the order and each representative for these parties of the receipt of the Domestic Relations Order. Such notice shall include a copy of the order and these QDRO Procedures for determining whether such order is a QDRO.

(ii)	Once a Domestic Relations Order has been received no distributions will be made from the Plan to the Participant upon a subsequent termination until after the payment to the Alternate

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Payee has been determined, unless the Committee determines the order not to be a QDRO.

(iii)	Within a reasonable period after receipt of a Domestic Relations Order, the Committee shall determine whether it is a QDRO and shall notify the parties indicated in Paragraph (i) of such determination. Such notice shall indicate whether the benefits payable to the Alternate Payee in accordance with the QDRO are subject to a previously existing QDRO.

(iv)	Pending the Committee’s determination of whether a Domestic Relations Order is a QDRO, if payments are due to be paid to the Participant, the Committee shall withhold payment and separately account for the amounts otherwise payable to the Alternate Payee during such period if the order is subsequently determined to be a QDRO (hereinafter referred to as the “segregated amounts”). If, within the 18-month period beginning with the date the first payment would have been required to be made under the Domestic Relations Order, the Committee determines the order to be a QDRO, the Committee shall pay the segregated amounts, including any interest thereon, to the person or persons entitled thereto. If, within such 18-month period, the Committee determines an order is not a QDRO or the Committee fails to reach a decision, the Committee shall pay the segregated amounts to the Participant. If, after the 18-month period, the Committee subsequently determines that the order is a QDRO, the Committee shall pay benefits subsequent to such determination in accordance with the order. If action is taken in

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accordance with this Subsection (b), the Plan’s obligation to the Participant and each Alternate Payee shall be discharged to the extent of any payment made pursuant to the QDRO.

(v)	In determining the segregated amounts in accordance with Paragraph (iv), the Participant’s vested interest shall be prorated between the Participant and Alternate Payee and the entire amount of any nonvested interest will be credited to the Participant and not taken into consideration in making such determination. Any future accruals will be credited to the Participant and not the Alternate Payee.

(vi)	Upon a determination by the Committee that a Domestic Relations Order is a QDRO, the Committee shall arrange for benefits to be paid to the Alternate Payee in accordance with such order and Sections 4.03 and & 7.01 as if the Participant had terminated employment at such time.

(vii)	If benefits are not immediately distributable to the Alternate Payee, such amount shall be separately accounted for until such time as the distribution is made.

(viii)	The Alternate Payee shall be treated as a Beneficiary for all purposes of the Plan.

The foregoing provisions are effective for QDROs entered into on or after January 1, 1985, except that, in the case of a Domestic Relations Order entered into before January 1, 1985, the Committee (i) may treat such order as a QDRO even though such order fails to meet the requirements of Subsections (a)(ii) and (iii) above, and (ii) must treat such order as a QDRO if benefits were being paid pursuant to such order on January 1, 1985.

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15.19 Erroneous Payments

In the event that a Participant (or his Beneficiary) receives a distribution under this Plan in excess of the amount, if any, to which he is entitled, by reason of a calculation error or otherwise, the Committee, in its sole and absolute discretion, may adjust future benefit payments to the Participant (or his Beneficiary) to the extent necessary to recoup the amount which the Participant (or his Beneficiary) received which was in excess of the amount to which he was entitled under the term of the Plan. If the Committee determines, in its sole and absolute discretion, that it is not feasible or desirable to adjust future benefit payments to the Participant, the Committee may require the Participant (or his Beneficiary) to repay to the Plan the amount which is in excess of the amount to which the Participant (or his Beneficiary) is entitled under the terms of the Plan. All amounts received by the Participant (or his Beneficiary) under the Plan shall be deemed to be paid subject to this condition. The determination of the Committee made pursuant to this Section shall be final, conclusive and binding on all parties, subject to the claims procedures under Section 11.11, and shall not be overturned unless such determinations are arbitrary and capricious.

15.20 Plan Provisions Controlling

In the event of any conflict between the provisions of the Plan and the provisions of any summary description of the Plan or the terms of any agreement or instrument related to the Plan, the provisions of the Plan shall control.

15.21 Expenses of Administration

All reasonable expenses that arise in connection with the administration of the Plan, including but not limited to the compensation of the trustee, administrative expenses and proper charges and disbursements of the trustee and compensation and reasonable expenses and charges of any enrolled actuary, counsel, accountant, consultant, specialist or other person who has been retained by the Plan Administrator or Employer in connection with the administration thereof, shall be paid from funds of the Plan held by the trustee under the trust

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agreement or insurance or annuity contract adopted for use in implementing the Plan to the extent not paid by the Employer.

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ARTICLE XVI

TOP-HEAVY PROVISIONS

16.01 General Provisions

For any Plan Year for which this Plan is a “top-heavy plan” or a “super top-heavy plan” as defined in Section 16.07 below, and any other provisions of this Plan to the contrary notwithstanding, this Plan shall be subject to:

(a)	The vesting provisions of Section 16.02,

(b)	The minimum benefit provisions of Section 16.03,

(c)	The limitation on Compensation set by Section 16.04, and

(d)	The limitation on benefits set by Section 16.05.

16.02 Minimum Vesting

Each Participant who has completed the number of Years of Service specified in the following table shall have a nonforfeitable right to the percentage of the benefit accrued under this Plan correspondingly specified in the following table:

Years Of Service	Percentage of Nonforfeitable Benefit
2	20
3	40
4	60
5 or more	100

16.03 Minimum Benefits

Each Participant who is a Non-Key Employee shall be entitled to an Accrued Benefit in the form of an annual benefit, payable as a single life annuity (with no ancillary benefits) beginning at the Participant’s Normal Retirement Date, that shall be not less than the applicable percentage (as defined in paragraph (a) below) of the Participant’s average annual Compensation for years in the testing period (as defined in paragraph (b) below).

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(a)	“Applicable percentage” means the lesser of two percent (2%) multiplied by the number of Plan Years in which the Plan is top-heavy or super top-heavy, or twenty percent (20%).

(b)	“Testing period” means, with respect to a Participant, the period of consecutive Years of Service (not exceeding five (5)) during which the Participant had the greatest aggregate Compensation from the Employer. The testing period shall not include any year not included as a Year of Service in Article III hereof. The testing period shall also not include any Year of Service that ends in a Plan Year beginning before January 1, 1984, or that begins after the close of the last Plan Year in which the Plan was a top-heavy plan.

The minimum benefit under this Section 16.03 shall not take into account any benefits payable under the Social Security Act or any other Federal or state law.

16.04 Limits On Compensation

For any Plan Year in which the Plan .is a top-heavy plan or a super top-heavy plan, annual Compensation taken into account under this Article XVI shall be Compensation as defined in Article I, without regard to Code Sections 125, 402(a)(8), 402(h)(1)(B) or any Employer contributions under a salary reduction agreement, except those made under Code Section 403(b).

16.05 Transitional Rule

(a)	Except as otherwise provided in subsection (b) and (c) of this Section 16.05, if for any Plan Year this Plan is a top-heavy plan, or a super top-heavy plan then the denominator of both the Defined Contribution Fraction and the Defined Benefit Fraction shall be calculated as set forth in Section 5.04 for the limitation year ending in such Plan Year by substituting “1.0” for “1.25” in each place such figure appears.

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Furthermore, the transitional rule set forth in Section 5.04 shall be applied by substituting “$41,500” for “$51,875.”

(b)	If, but for this subsection (b), subsection (a) would begin to apply with respect to this Plan because it is determined to be top-heavy or super top-heavy, the application of subsection (a) shall be suspended with respect to any individual for whom there are no Employer contributions, forfeitures or voluntary nondeductible contributions allocated, or accruals for such individual under this Plan.

(c)	For any Plan Year in which this Plan is a top-heavy plan, but not a super top-heavy an, the provisions of Section 5.04 shall be applied without reference to subsection (a) above and the transitional rule set forth in Section 5.04 shall be applied without reference to subsection (a) above, provided that the “applicable percentage” in paragraph (a) of Section 16.03 is applied by substituting “three percent (3%)” for “two percent (2%)” and by increasing twenty percent (20%) by one (1) percentage point (up to a maximum of thirty percent (30%)) for each year during which this subsection (c) applies.

16.06 Aggregation Of Plans

(a) In the event that another defined benefit plan provided by the Employer provides benefits for Participants in this Plan, and that plan is required to be aggregated with this Plan, the minimum benefit required by Section 16.03 shall be provided by this Plan.

(b) “Aggregation group” means the group of plans, if any, that includes both the group of plans that are required to be aggregated and the group of plans that are permitted to be aggregated.

(i)	The group of plans that are required to be aggregated (the “Required Aggregation Group”) includes each plan of the

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Employer in which a Key Employee is participating, and each other plan of the Employer which enables a plan in which a Key Employee participates to meet the requirements of either I.R.C. Section 401(a)(4) or Section 410.

(ii)	The group of plans that are permitted to be aggregated (the “Permissive Aggregation Group”) includes any plan that is not part of the required group and that the Committee certifies as constituting a plan within the permissive aggregation group. Such plan may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to meet the requirements of both Code Sections 401(a)(4) and 410.

(c) If any Participant is also covered by a defined contribution plan or plans maintained by the Employer, the minimum Accrued Benefit determined in accordance with subsection (a) shall be reduced by the amount of retirement income payable in the form of a life only annuity commencing on the first day of the month coincident with or next following the Participant’s Normal Retirement Date which may be provided with the Participant’s Account in such defined contribution plan. The amount of retirement income available shall be determined using the actuarial assumptions specified in the Plan for determining the lump sum value of an Accrued Benefit.

(d) For purposes of this Section, only benefits derived from Employer contributions are to be taken into account to determine whether the minimum benefit has been satisfied.

16.07 Top-Heavy Definitions

(a) Top-Heavy Plan

This Plan shall be a “top-heavy plan” for any Plan Year if, as of the Determination Date, the present value of the cumulative Accrued Benefits including the value of

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any non-proportionally subsidized benefits (and excluding the value of proportionally subsidized benefits) under the Plan for Participants (including former Participants) who are Key Employees exceeds sixty percent (60%) of the present value of such cumulative Accrued Benefits under the Plan for all Participants; or if this Plan is included in a Required Aggregation Group which for such Plan Year is a top-heavy group. In determining whether this Plan constitutes a top-heavy plan, the Committee shall make the following adjustments in connection therewith:

(i)	In determining the present value of the cumulative Accrued Benefit of any Participant, such present value shall include the amount in dollar value of the aggregate distributions made to such Participant under the applicable plan during the five (5) year period ending on the Determination Date. The preceding sentence shall also apply to distributions made on account of death to the extent such benefits do not exceed the present value of Accrued Benefits existing immediately prior to death, as well as distributions under a terminated plan which if it had not been terminated would have been required to be included in an Aggregation Group.

(ii)	Further, in making any determination whether the Plan is top-heavy or the Aggregation Group of which it is a part is a top-heavy group, such present value shall not include any unrelated rollover contribution (or similar transfer) which is both initiated by the Participant and made to the Plan after December 31, 1983 from a plan maintained by another Employer.

(iii)	Further, in making such determination, in any case where an individual is a Non-Key Employee with respect to an applicable plan but was a Key Employee with respect to such plan for any

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prior Plan Year, any Accrued Benefit of such Participant shall be altogether disregarded. For this purpose, to the extent that a Key Employee is deemed to be a Key Employee if he or she met the definition of Key Employee within any of the four (4) preceding Plan Years, this provision shall apply following the end of such period of time.

(iv)	Further, in making such determination for Plan Years beginning after December 31, 1984, the present value of the Accrued Benefit or account of any Participant who has not received any Compensation from the Employer during the five (5) year period ending on the Determination Date, shall be disregarded.

(v)	For purposes of determining whether the Plan is tog heavy, a Participant’s Accrued Benefit will be determined under a uniform accrual method which applies in all defined benefit plans of the Employer, or where there is no such method, under the fractional rule.

(b) Super Top-Heavy Plan

This Plan shall be a “super top-heavy plan” for any Plan Year if, as of the Determination Date, the Plan would be top-heavy if “ninety percent (90%) were substituted for “sixty percent (60%)” in the preceding paragraph, or if this Plan is included in a Required Aggregation Group which for such Plan Year would be a Top-heavy Group, if “ninety percent (90%)” were substituted for “sixty percent (60%)” in the paragraph above.

(c) Actuarial Factors

For the purpose of determining the present value of Accrued Benefits under this Article XVI, the actuarial factors shall be the mortality and interest rates used in the most recent actuarial valuation completed to comply with Section 412 of the Internal Revenue

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Code of 1986, as amended, within the twelve (12) month period ending on the applicable Determination Date.

(d) “Determination Date” means for any Plan Year the last day of the immediately preceding Plan Year or in the case of the first Plan Year, the last day of such Plan Year.

(e) “Top-Heavy Group” means the Required Aggregation Group, if as of the applicable Determination Date, the sum of the present value of the cumulative Accrued Benefits for Key Employees under all defined benefit plans included in the Required Aggregation Group plus the aggregate of the accounts of Key Employees under all defined contribution plans included in the Required Aggregation Group exceeds sixty percent (60%) of the sum of the present value of the cumulative Accrued Benefits for all Participants under all such defined benefit plans plus the aggregate accounts for all Participants under all such defined contribution plans.

16.08 Excluded Participants

The provisions of this Article do not apply with respect to any Participant included in a unit of Participants covered by a collective bargaining agreement unless the application of this Article has been agreed upon with the collective bargaining agent.

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IN WITNESS WHEREOF:

Employer has caused these presents to be duly executed in its name and behalf by its officers hereunto authorized, as of the                          day of February, 2002.

THREE RIVERS BANK AND TRUST COMPANY

By:

Its:

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